PURCHASE AND SALE AGREEMENT

dated as of March 25, 2014 between

UCP, LLC

and

CITIZENS HOMES, INC.

TABLE OF CONTENTS

PAGE

ARTICLE 1 DEFINITIONS
Section 1.01. Definitions    2
Section 1.02. Other Definitional and Interpretative Provisions    10
ARTICLE 2 PURCHASE AND SALE
Section 2.01. Purchase and Sale    10
Section 2.02. Excluded Assets    12
Section 2.03. Excluded Liabilities    13
Section 2.04. Assumed Liabilities    14
Section 2.05. Assignment of Contracts and Rights    14
Section 2.06. Purchase Price; Allocation of Purchase Price    15
Section 2.07. Closing Statement    15
Section 2.08. Closing    16
Section 2.09.    Post-Closing Statement    18
Section 2.10. Adjustment Of Purchase Price    20
ARTICLE 3 EARNOUT
Section 3.01. Earn-Out Payments.    20
Section 3.02. Earn-Out Notice    21
Section 3.03. Payment    21
Section 3.04. Post-Closing Efforts; Disclaimers    22
Section 3.05. Earn-Out Payments Not a Security    22
ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF SELLER
Section 4.01. Corporate Existence and Power    22
Section 4.02. Corporate Authorization    23
Section 4.03. Governmental Authorization    23
Section 4.04. Noncontravention    23
Section 4.05. Consents    24
Section 4.06. Financial Statements    24
Section 4.07. Absence of Certain Changes    24
Section 4.08. No Undisclosed Material Liabilities    26

Section 4.09. Material Contracts    26
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Section 4.10. Litigation    27
Section 4.11. Compliance with Laws and Court Orders    28
Section 4.12. Properties    28
Section 4.13. Equity Interests    30
Section 4.14. Sufficiency of the Purchased Assets    31
Section 4.15. Development of Properties; Products    31
Section 4.16. Intellectual Property    32
Section 4.17. Insurance Coverage    33
Section 4.18. Licenses and Permits    34
Section 4.19. Inventories    34
Section 4.20. Receivables    34
Section 4.21. Selling Documents    35
Section 4.22. Finders’ Fees    35
Section 4.23. Employees    35
Section 4.24. Environmental Matters    35
Section 4.25. Taxes    36
ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF BUYER
Section 5.01. Corporate Existence and Power    37
Section 5.02. Corporate Authorization    38
Section 5.03. Governmental Authorization    38
Section 5.04. Noncontravention    38
Section 5.05. Financing    38
Section 5.06. Litigation    38
ARTICLE 6 COVENANTS OF SELLER
Section 6.01. Conduct of the Business    38
Section 6.02. No Solicitation; Other Offers    40
Section 6.03. Access to Information; Confidentiality    40
Section 6.04. Notices of Certain Events    41
Section 6.05. Non-Competition; Non-Solicitation    42

Section 6.06. Payment of Excluded Liabilities; Limitations on Distributions and Dissolution	43
Section 6.07. Warranty Services Agreement    43
Section 6.08.    Seller Insurance Policies    43
ARTICLE 7 COVENANTS OF BUYER
Section 7.01. Confidentiality    44

Section 7.02. Foreign Qualifications    44
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ARTICLE 8 COVENANTS OF BUYER AND SELLER
Section 8.01. Reasonable Best Efforts; Further Assurances    44
Section 8.02. Certain Filings    45
Section 8.03. Public Announcements    45
Section 8.04. WARN Act    45
ARTICLE 9 TAX MATTERS
Section 9.01. Tax Cooperation; Allocation of Taxes    46
ARTICLE 10 EMPLOYEE BENEFITS
Section 10.01. ERISA Representations    47
Section 10.02. Employees and Offers of Employment    49
Section 10.03. Seller’s Employee Benefit Plans    49
Section 10.04. Buyer Benefit Plans    49
Section 10.05. No Third Party Beneficiaries    50
ARTICLE 11 CONDITIONS TO CLOSING
Section 11.01. Conditions to Obligations of Buyer and Seller    50
Section 11.02. Conditions to Obligation of Buyer    50
Section 11.03. Conditions to Obligation of Seller    52
ARTICLE 12 SURVIVAL; INDEMNIFICATION
Section 12.01. Survival    53
Section 12.02. Indemnification    53
Section 12.03. Third Party Claim Procedures    54
Section 12.04. Direct Claim Procedures    55
Section 12.05. Indemnification Basket And Cap    55
Section 12.06. Earn-Out Payment Offset    56
Section 12.07. Purchase Price Adjustment    56
ARTICLE 13 TERMINATION
Section 13.01. Grounds for Termination    56

Section 13.02. Effect of Termination    57

PAGE
ARTICLE 14 MISCELLANEOUS
Section 14.01. Notices    58
Section 14.02. Amendments and Waivers    59
Section 14.03. Disclosure Schedule References    59
Section 14.04. Expenses.    59
Section 14.05. Successors and Assigns    60
Section 14.06. Governing Law    60
Section 14.07. Jurisdiction    60
Section 14.08. WAIVER OF JURY TRIAL    61
Section 14.09. Counterparts; Effectiveness; Third Party Beneficiaries    61
Section 14.10. Entire Agreement    61
Section 14.11. Bulk Sales Laws    61
Section 14.12. Severability    61
Section 14.13. Specific Performance    62

Exhibit A    Form of Written Consents
Exhibit B    Form of Equityholder Support Agreement Exhibit C    Assignment and Assumption Agreement Exhibit D    Assignment of Copyrights
Exhibit E    Assignment of Domain Names
Exhibit F    Form of Warranty Services Agreement

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is made and entered into as of this twenty-fifth day of March, 2014, by and between UCP, LLC, a Delaware limited liability company (“Buyer”), and Citizens Homes, Inc., a Delaware corporation (“Seller”).

W I T N E S S E T H :

WHEREAS, Seller is engaged in the purchase of real estate and the construction and marketing of residential homes in North Carolina, South Carolina and Tennessee (the “Business”);

WHEREAS, Buyer desires to purchase from Seller all or substantially all of the assets of the Business, which constitutes all or substantially all of the assets of Seller, and Seller desires to sell to Buyer all or substantially all of the assets of the Business, which constitutes all or substantially all of the assets of Seller, upon the terms and subject to the conditions hereinafter set forth;

WHEREAS, the Board of Directors of Seller (i) has determined that the sale of all or substantially all of the assets of Seller is fair to and in the best interests of the stockholders of Seller and has approved this Agreement and the other transactions contemplated hereby and (ii) has recommended the approval and adoption of this Agreement by the stockholders of Seller in accordance with the DGCL;

WHEREAS, after the execution and delivery of this Agreement and prior to or upon the Closing, and as a condition and inducement to Buyer’s willingness to enter into this Agreement, Seller shall have obtained the irrevocable approval and adoption of this Agreement and the other transactions contemplated hereby by the stockholders of Seller set forth on Annex I hereto holding at least a majority of the capital stock of Seller pursuant to the execution and delivery of written consents in the form of Exhibit A hereto (collectively, the “Written Consents”);

WHEREAS, after the execution and delivery of this Agreement and prior to or upon the Closing, and as a condition and inducement to Buyer’s willingness to enter into this Agreement, each of the holders of Series A Convertible Preferred Stock and Series A- 1 Convertible Preferred Stock of Seller set forth on Annex I has executed and delivered that certain Equityholder Support Agreement in the form of Exhibit B hereto (collectively, the “Equityholder Support Agreements”);

WHEREAS, after the execution and delivery of this Agreement and prior to or upon the Closing, and as a condition and inducement to Buyer’s willingness to enter into this Agreement, each of the Key Employees has accepted an offer of employment with Buyer, conditioned upon completion of the Closing, and has executed and delivered all agreements and other documents required by Buyer relating to such employment (collectively, the “Key Employee Arrangements”); and

WHEREAS, after the execution and delivery of this Agreement and prior to or upon the Closing, as a condition and inducement to Buyer’s willingness to enter into this Agreement, each of the Major Stockholders has executed and delivered to Buyer an agreement, effective upon the Closing, not to compete with the Business or solicit the employees of the Business during the period specified in such agreements (collectively, the “Non-Competition Agreements”).

AGREEMENT

NOW, THEREFORE, in consideration of the mutual agreements, covenants, representations and warranties contained herein, and for other good and valuable consideration, the receipt and sufficiency of which each party hereto acknowledges, and subject to the terms and conditions hereinafter set forth, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE 1 DEFINITIONS

Section 1.01. Definitions. (a) The following terms, as used herein, have the following meanings:

“1934 Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any offer, proposal or inquiry relating to, or any Third Party indication of interest in, (i) any acquisition or purchase, direct or indirect, of 10% or more of the consolidated assets of Seller, or of any class of equity or voting securities of Seller or any of its Subsidiaries, (ii) any tender offer (including a self-tender offer) or exchange offer with respect to any class of equity or voting securities of Seller or any of its Subsidiaries or
(iii) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving Seller or any of its Subsidiaries.

“Adjusted Pre-Tax Net Income” of the Business, as of any period, shall mean (A) the total revenue of the Business (i.e. the Tennessee, North Carolina, and South Carolina segments of Buyer’s business, including, without limitation, any new business of Buyer in such states following the Closing) during such period less (B) (i) all direct and indirect expenses of the Business during such period plus (ii) an overhead allocation to the

Business consistent with Buyer’s allocation of overhead to its other operating divisions (but in no event shall such overhead allocation for the Business exceed 4.5% of the Business’s division revenue) during the applicable period. Such amount shall be calculated in accordance with GAAP using principles used in the preparation of Buyer’s financial statements consistently applied during all applicable periods.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such other Person. For purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings.

“Applicable Law” means, with respect to any Person, any transnational, domestic or foreign federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.

“Apportioned Tax Obligations” means real property Taxes, personal property Taxes and similar ad valorem obligations levied with respect to the Purchased Assets or the Business for a taxable period which includes (but does not end on) the Closing Date and that are paid after the Closing Date.

2013.

“Balance Sheet” means the audited balance sheet of Seller as of December 31,

“Balance Sheet Date” means December 31, 2013.

“Building Design” means any design, blueprint, plan, schematic or prototype relating to any house, building or other structure built, sold or proposed to be built or sold by or on behalf of Seller or its Subsidiaries.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Applicable Law to close.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and any rules or regulations promulgated thereunder.

“Change of Control Payments” means all amounts (including any bonus, severance or other payments) that shall become payable (whether currently or in the future)

to any employees, consultants or contractors of Seller or any of its Subsidiaries or any other Third Party as a result of or in connection with any “change of control” provision binding on Seller or any of its Subsidiaries triggered by the Closing of the sale of the Purchased Assets or any other transaction contemplated by this Agreement (either alone or together with any other trigger event).

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“Closed” means the transfer of title of a Home to a third-party homebuyer in exchange for receipt of the purchase price from such third party homebuyer, subject only to customary holdbacks.

“Closing Date” means the date of the Closing.

“Code” means the Internal Revenue Code of 1986, as amended.

“Development Reimbursements” means any right, title or interest of Seller or any Subsidiary of Seller to any reimbursement, incentive payment or other monetary remuneration from any third party (including any Governmental Authority) arising out of the ownership, use or development of the Owned Real Property or the Optioned Real Property.
“DGCL” means the Delaware General Corporation Law, as amended. “Environmental Laws” means any Applicable Law or any agreement with any
Governmental Authority or other third party, relating to human health and safety, the environment or to Hazardous Substances.

“Environmental Liabilities” means any and all liabilities arising in connection with or in any way relating to Seller (or any predecessor of Seller or any prior owner of all or part of its business and assets), any property now or previously owned, leased or operated by Seller, the Business (as currently or previously conducted), the Purchased Assets or any activities or operations occurring or conducted at the Real Property (including offsite disposal), whether accrued, contingent, absolute, determined, determinable or otherwise, which (i) arise under or relate to any Environmental Law and
(ii) relate to actions occurring or conditions existing on or prior to the Closing Date (including any matter disclosed or required to be disclosed in Section 4.24 of the Seller Disclosure Schedule).

“Environmental Permits” means all Permits relating to or required by Environmental Laws.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” of any entity means any other entity which, together with such entity, would be treated as a single employer under Section 414 of the Code.

“Escrow Agent” means as follows: with respect to the Owned Real Property and the Optioned Real Property located in the State of Tennessee, Tune, Entrekin & White, P.C.; with respect to the Owned Real Property and the Optioned Real Property located in the State of South Carolina, The Bellamy Law Firm; with respect to the Owned Real

Property and the Optioned Real Property located in Raleigh, North Carolina and its general vicinity, Burns, Day and Presnell, P.A.; with respect to the Owned Real Property and the

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Optioned Real Property located in Charlotte, North Carolina and its general vicinity, Lancaster & Trotter, P.A.
“GAAP” means generally accepted accounting principles in the United States. “Governmental Authority” means any transnational, domestic or foreign federal, state or local governmental, regulatory or administrative authority, department, court, agency or official, including any political subdivision thereof.

“Hazardous Substances” means any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable corrosive, reactive or otherwise hazardous substance, waste or material or any substance, waste or material having any constituent elements displaying any of the foregoing characteristics including petroleum, its derivatives, by- products and other hydrocarbons, and any substance, waste or material regulated under any Environmental Law.

“Homebuyer Deposits” means any cash of Seller held in the accounts of escrow agents with respect to customer deposits for Homes to be delivered by Seller, calculated as of 11:59 pm on the day immediately prior to the Closing Date and determined in accordance with GAAP applied consistently with the principles used in the preparation of the Balance Sheet.

“Home” means a single family home, townhome, or unit of a multi-family structure that is constructed, produced, marketed or sold by the Business.

“Indebtedness” means, without duplication, with respect to any Person, (i) all obligations for borrowed money or extensions of credit (including bank overdrafts and advances), (ii) all obligations evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations to pay the deferred purchase price of property or services,
(iv)all obligations as lessee capitalized in accordance with GAAP, (v) all obligations for borrowed money or extensions of credit of others secured by a Lien on any asset of such Person, whether or not such obligations are assumed, (vi) all obligations, contingent or otherwise, directly or indirectly guaranteeing any of the obligations described in clauses (i)-(v) above, of any other Person, in each such case as set forth in (i) –(vi) including any interest accrued thereon and prepayment or similar penalties and expenses which would be payable if such liability were paid in full as of the Closing Date and any success fee payable thereunder in connection with the Closing.

“Intellectual Property Rights” means (i) inventions, whether or not patentable, reduced to practice or made the subject of one or more pending patent applications, (ii) patents and patent applications (including all reissues, divisions, continuations, continuations-in-part, extensions and reexaminations thereof) registered or applied for in the United States and all other nations throughout the world, all improvements to the inventions disclosed in each such registration, patent or patent application, (iii) trademarks, service marks, trade dress, logos, domain names, trade names and corporate names (whether or not registered) in the United States and all other nations throughout the world,

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including all variations, derivations, combinations, registrations and applications for registration of the foregoing and all goodwill associated therewith, (iv) copyrights (whether or not registered) and registrations and applications for registration thereof in the United States and all other nations throughout the world (including copyrights in any “architectural work” as such term is defined in 17 U.S.C. Section 101), including all derivative works, moral rights, renewals, extensions, reversions or restorations associated with such copyrights, now or hereafter provided by law, regardless of the medium of fixation or means of expression, (v) computer software, (including source code, object code, firmware, operating systems and specifications), (vi) trade secrets and, whether or not confidential, business information (including pricing and cost information, business and marketing plans and customer and supplier lists) and know-how (including manufacturing and production processes and techniques and research and development information), (vii) databases and data collections, (viii) any other similar type of proprietary intellectual property right, (ix) copies and tangible embodiments of any of the foregoing, in whatever form or medium, and (x) all rights to sue or recover and retain damages and costs and attorneys’ fees for past, present and future infringement or misappropriation of any of the foregoing.

“IT Assets” means any and all computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines and all other information technology, network and communications equipment, and all associated documentation owned by or licensed, leased or used by or in connection with the Business (excluding any public networks).
“Key Employees” means Scott Thorson, Gilford Edwards, and David Hughes. “Knowledge” means, with respect to Seller, the knowledge of Scott Thorson,
Gilford Edwards, David Hughes, Antonio Mon or Ralph Teal, after reasonable inquiry.

“Licensed Intellectual Property Rights” means all Intellectual Property Rights owned by a third party and licensed or sublicensed to Seller or a Subsidiary of Seller, or for which Seller or any Subsidiary of Seller has obtained a covenant not to be sued.

“Lien” means, with respect to any property or asset, any mortgage, deed of trust, lien, pledge, hypothecation, charge, easement, servitude, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset. For the purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

“Major Stockholders” means Scott Thorson, Gilford Edwards, David Hughes, Antonio Mon, and Ralph Teal.

“Material Adverse Effect” means a material adverse effect on (i) the condition (financial or otherwise), business, assets, results of operations or prospects of Seller, the

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Business or the Purchased Assets, taken as a whole, excluding any effect resulting from
(A)changes in the general economic or political conditions in the United States not having a materially disproportionate effect on the Business relative to other participants in the homebuilding industry in North Carolina, South Carolina and Tennessee, (B) changes (including changes of Applicable Law) or conditions generally affecting the homebuilding industry in North Carolina, South Carolina and Tennessee and not specifically relating to or having a materially disproportionate effect on the Business or (C) acts of war, sabotage or terrorism or natural disasters involving the United States of America not having a materially disproportionate effect on the Business relative to other participants in the industry in which the Business operates or (ii) Seller’s ability to consummate the transactions contemplated by this Agreement.

“Owned Intellectual Property Rights” means all Intellectual Property Rights owned or purported to be owned by Seller or a Subsidiary of Seller.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.

“Post-Closing Tax Period” means (i) any Tax period beginning after the Closing Date and (ii) with respect to a Tax period that begins on or before but ends after the Closing Date, the portion of such period beginning after the Closing Date.

“Pre-Closing Tax Period” means (i) any Tax period ending on or before the Closing Date and (ii) with respect to a Tax period that begins on or before but ends after the Closing Date, the portion of such period ending on the Closing Date.

“Representatives” means, with respect to any Person, the directors, officers, employees, financial advisors, attorneys, accountants, consultants, agents and other authorized representatives of such Person, in each case acting in such capacity.

“Seller Acquisition Expenses” means all fees and expenses accrued or incurred by or on behalf of Seller in connection with the negotiation of this Agreement and consummation of the Closing of the sale of the Purchased Assets or any of the other transactions contemplated hereby, including all legal, accounting, investment banking and financial advisory fees and expenses, other than any fees incurred by or on behalf of Buyer. For the avoidance of doubt, any fees and expenses that are contingent upon the Closing shall be deemed to have been accrued as of immediately prior to the Closing.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are at any time directly or indirectly owned by such Person.

“Tax” means (i) any tax, governmental fee or other like assessment or charge of any kind whatsoever (including withholding on amounts paid to or by any Person), or any interest, penalty, addition to tax or additional amount relating thereto, or any liability for any of the foregoing as transferee, (ii) liability for the payment of any amounts of the type described in (i) as a result of being a member of an affiliated, consolidated, combined or unitary group or being party to any agreement or arrangement, as a result of which liability of Seller or any of its Subsidiaries to a Taxing Authority is determined or taken into account with reference to the activities of any other Person and (iii) liability of Seller or any of its Subsidiaries for the payment of any amount as a result of being party to any Tax Sharing Agreement.

“Tax Return” means any Tax return, statement, report, election, declaration, disclosure, schedule or form (including any estimated tax or information return or report) filed or required to be filed with any Taxing Authority.

“Tax Sharing Agreement” means any agreement or arrangement (whether or not written) entered into prior to the Closing binding Seller or any of its Subsidiaries that provide for the allocation, apportionment, sharing or assignment of any Tax liability or benefit, or the transfer or assignment of income, revenues, receipts, or gains for the purpose of determining any Person’s Tax liability.

“Taxing Authority” means any governmental authority (domestic or foreign) responsible for the imposition or collection of any Tax.

“Total Assets” means the total consolidated assets of Seller calculated as of 11:59 pm on the day immediately prior to the Closing Date and determined in accordance with GAAP applied consistently with the principles used in the preparation of the Balance Sheet, as modified as set forth in Section 1.01(B) of the Seller Disclosure Schedules.

“Transfer Taxes” means any sales, use, value added, registration, stamp, recording, documentary, conveyancing, transfer, and similar Taxes (including any penalties and interest).

“Third Party” means any Person as defined in this Agreement or in Section 13(d) of the 1934 Act, other than Buyer or any of its Subsidiaries or Representatives or Seller or any of its Subsidiaries or Representatives.

“Transaction Documents” means this Agreement, the Assignment and Assumption Agreement, the Equityholder Support Agreement, the Assignment of Domain Names, the Assignment of Copyrights, and the Warranty Services Agreement.

“Warranty Liability Amount” means $200,000.

term:

(b)	Each of the following terms is defined in the Section set forth opposite such

Term    Section
2014 Operating Plan    4.07
Accounting Referee    2.06

Section 1.02. Other Definitional and Interpretative Provisions. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; provided that with respect to any agreement or contract listed on any schedules hereto, all such amendments, modifications or supplements must also be listed in the appropriate schedule. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to “law”, “laws” or to a particular statute or law shall be deemed also to include any and all Applicable Law.

ARTICLE 2 PURCHASE AND SALE

Section 2.01. Purchase and Sale. Except as otherwise provided below, upon the terms and subject to the conditions of this Agreement, Buyer agrees to, or to cause one of its designated Subsidiaries to, purchase from Seller and Seller agrees to sell, convey, transfer, assign and deliver, or cause to be sold, conveyed, transferred, assigned and delivered, to Buyer (or one of its designated Subsidiaries, as applicable) at the Closing, free and clear of all Liens all of Seller’s and Seller’s Subsidiaries’ right, title and interest in, to and under the assets, properties and business, of every kind and description, wherever located, real, personal or mixed, tangible or intangible, known or unknown, owned, held or used in or arising from the conduct of the Business as the same shall exist on the Closing Date, including all assets shown on the Balance Sheet and not disposed of in the ordinary course of business as permitted by this Agreement, and all assets of the Business thereafter acquired by Seller (the “Purchased Assets”), and including all right, title and interest of Seller and Seller’s Subsidiaries’ in, to and under:

(a)all owned real property and interests in owned real property, in each case together with all buildings, structures, improvements, and fixtures thereon and all easements and rights of way pertaining thereto or accruing to the benefit thereof and all other appurtenances and real property rights pertaining thereto (collectively, the “Owned Real Property”);

(b)all interests in real property held pursuant to an option or purchase Contract, in each case together with all buildings, structures, improvements, and fixtures thereon and all easements and rights of way pertaining thereto or accruing to the benefit thereof and all other appurtenances and real property rights pertaining thereto (collectively, the “Optioned Real Property”);

(c)all interests in real property pursuant to the Real Property Leases, in each case together with all buildings, structures, improvements and fixtures thereon (collectively, the “Leased Real Property” and together with the Owned Real Property and the Optioned Real Property, the “Real Property”);

(d)all reimbursements, payments made or deposits on any of the Real Property;

(e)	all Homebuyer Deposits;

(f)all personal property and interests therein, including machinery, equipment, furniture, office equipment, communications equipment, vehicles, storage tanks, spare and replacement parts, fuel and other tangible property, including the items listed on Section 4.12(d) of the Seller Disclosure Schedule;

(g)all raw materials, work-in-process, finished goods, supplies and other inventories;

(h)all contracts, agreements, leases, Real Estate Leases, licenses, commitments, sales and purchase orders and other instruments, including those listed on Section 4.09 of the Seller Disclosure Schedule (collectively, the “Contracts”);

(i)	all accounts, notes and other receivables;

(j)all credits, prepaid expenses (including ad valorem Taxes), rebates, deferred charges, advance payments, security deposits and prepaid items;

(k)all rights, claims, credits and causes of action relating to or arising from the Business or the Purchased Assets, including any Development Reimbursements, warranty, indemnity, right of recovery, right of set-off or similar right in favor of Seller in respect of the Business or any Purchased Asset;

(l)all Licensed Intellectual Property Rights and Owned Intellectual Property Rights, including the items listed on Section 4.16 of the Seller Disclosure Schedule;

(m)all licenses, franchises, permits, certificates, approvals or other similar authorizations of any Governmental Authority affecting, or relating in any way to, Seller, the Business or the Purchased Assets, including those listed on Section 4.18 of the Seller Disclosure Schedule (collectively, the “Permits”);

(n)all books, records, files and papers, whether in hard copy or computer format, used in the Business, including engineering information, sales and promotional literature, manuals and data, sales and purchase correspondence, lists of present and former suppliers, lists of present and former customers, personnel and employment records, Building Designs, and any information relating to any Tax imposed on the Purchased Assets;

(o)all of Seller’s Class B Investor Units in Stonegate Property Ventures, LLC (“Stonegate”);

(p)all of the Class B Investor Units in UC Ventures, LLC (“UC Ventures”) held by Citizens Homes Investments, LLC’s (“CHI”) (a wholly owned Subsidiary of Seller); and

(q)all goodwill associated with the Business or the Purchased Assets, together with the right to represent to third parties that Buyer is the successor to the Business.

Section 2.02. Excluded Assets. Buyer expressly understands and agrees that (i) all of the capital stock or other equity interest of any Subsidiary of Seller; (ii) all cash and cash equivalents as of the Closing Date, wherever held, including all bank accounts of Seller or any of its subsidiaries, other than Homebuyer Deposits (the “Closing Cash”); (iii) all insurance policies set forth in Section 4.17 of the Seller Disclosure Schedule and all rights and claims thereunder and any proceeds thereof (subject to Section 6.08); and (iv) any Purchased Assets sold or otherwise disposed of in the ordinary course of business and not in violation of any provisions of this Agreement during the period from the date hereof until the Closing Date (the “Excluded Assets”) shall be excluded from the Purchased Assets.

Section 2.03. Excluded Liabilities. Notwithstanding any provision in this Agreement or any other writing to the contrary, neither Buyer nor any of its Subsidiaries is assuming any liability or obligation of Seller or any of its Subsidiaries (or any predecessor of Seller or any prior owner of all or part of its businesses and assets) of whatever nature, whether presently in existence or arising hereafter, other than the Assumed Liabilities. All such liabilities and obligations shall be retained by and remain liabilities and obligations and liabilities of Seller (all such liabilities and obligations being herein referred to as the “Excluded Liabilities”). Notwithstanding any provision in this Agreement or any other writing to the contrary, Excluded Liabilities include:

(a)any accounts payable and accrued liabilities of Seller;

(b)any liabilities arising out of the Real Property at any time, including liabilities for refunds, adjustments, allowances, repairs, exchanges, returns and warranty, product liability, merchantability and other claims relating to such products;

(c)any liability or obligation of Seller, any Subsidiary of Seller, or any member of any consolidated, affiliated, combined or unitary group of which Seller or any Subsidiary of Seller is or has been a member, for Taxes (including for the avoidance of doubt, Taxes of Seller, any Subsidiary of Seller, or any member of any consolidated, affiliated, combined or unitary group of which Seller or any Subsidiary of Seller is or has been a member, that are imposed on Buyer as a result of successor or transferee liability);

(d)Apportioned Tax Obligations and Transfer Taxes expressly allocated to Seller under Section 9.01 and any other Taxes imposed on the Business or the Purchased Assets or payable by Stonegate or UC Ventures that relate to the Pre-Closing Tax Period;

(e)except to the extent provided in Section 10.02, any liability or obligation relating to employee benefits or compensation arrangements existing on or prior to the Closing Date, including any liability or obligation under any of Seller’s employee benefit agreements, plans or other arrangements listed on Section
10.01 of the Seller Disclosure Schedule;

(f)	any Indebtedness of Seller or any of its Subsidiaries;

(g)	any Environmental Liability;

(h)any liabilities in respect of any action, pending or threatened, and claims, whether or not presently asserted, at any time arising out of or primarily relating to the ownership, operation or conduct of the Business prior to the Closing;

(i)	any Acquisition Expenses;

(j)	any Change in Control Payments; and

(k)	any liability or obligation relating to an Excluded Asset.

Section 2.04. Assumed Liabilities. Upon the terms and subject to the conditions of this Agreement, Buyer shall assume only the following liabilities and obligations of Seller upon the Closing as the same exist as of the Closing (the “Assumed Liabilities”):

(a)except to the extent explicitly identified as an Excluded Liability, any obligations of Seller or any of its Subsidiaries pursuant to Contracts assigned to Buyer hereunder arising from and after the Closing Date (but excluding any liability, whether arising prior to, on or after the Closing Date, in connection with any actual or alleged breach, default or other failure to perform under any such Contract occurring prior to the Closing); and

(b)all trade account payables incurred by Seller in the ordinary course of business related to the Purchased Assets that remain unpaid at and are not delinquent as of the Closing Date that are set forth on Section 2.04(b) of the Seller Disclosure Schedule; and

(c)any other Liabilities set forth on Section 2.04(c) of the Seller Disclosure Schedule.

Section 2.05. Assignment of Contracts and Rights. Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any Purchased Asset or any claim or right or any benefit arising thereunder or resulting therefrom if such assignment, without the consent of a third party thereto, would constitute a breach or other contravention of such Purchased Asset or in any way adversely affect the rights of Buyer or its designated Subsidiaries thereunder. Seller and Buyer shall use their best efforts (but without any payment of money by Buyer) to obtain the consent of such third parties to any such Purchased Asset or any claim or right or any benefit arising thereunder for the assignment thereof to Buyer or its designated Subsidiary as Buyer may request. If such consent is not obtained, or if an attempted assignment thereof would be ineffective or would adversely affect the rights of Seller thereunder so that Buyer or its designated Subsidiary would not in fact receive all such rights, Seller and Buyer shall cooperate in a mutually agreeable arrangement under which Buyer or its designated Subsidiary would obtain the benefits and assume the obligations thereunder in accordance with this Agreement, including sub-contracting, sub-licensing, or sub-leasing to Buyer or its designated Subsidiary, or under which Seller would enforce for the benefit of Buyer or its designated Subsidiary, with Buyer or its designated Subsidiary assuming Seller’s obligations, any and all rights of Seller against a third party thereto. Seller shall promptly pay to Buyer or its designated Subsidiary when received all monies received by Seller under any Purchased Asset or any claim or right or any benefit arising thereunder, except to the extent the same represents an Excluded Asset.

Section 2.06. Purchase Price; Allocation of Purchase Price. (a) The purchase price for the Purchased Assets to be delivered at Closing shall be an amount in cash equal to (A) the Closing Total Assets less (B) Closing Cash less (C) the amount, as of the Closing Date, of trade payables assumed by Buyer pursuant to Section 2.04(b) (the “Closing Purchase Price”). The Closing Purchase Price shall be paid as provided in Section 2.08 and is subject to adjustment as set forth in Section 2.10 (such amount, as adjusted “Purchase Price”).

(b)As soon as practicable after the date hereof, but in all events at least 20 days prior to the Closing Date, Seller shall deliver to Buyer, for Buyer’s review and comment, a proposed statement (the “Allocation Statement”) allocating the Purchase Price (plus Assumed Liabilities, to the extent properly taken into account under Section 1060 of the Code) among the Purchased Assets in accordance with Section 1060 of the Code. Buyer and Seller shall use commercially reasonable efforts to agree to the final form of the Allocation Statement. In the event that an agreement is not reached by the date that is at least 10 days prior to the Closing Date, Buyer and Seller shall jointly retain a nationally recognized accounting firm mutually acceptable to Buyer and Seller for such purpose (an “Accounting Referee”) to resolve the disputed items. Upon resolution of the disputed items, the allocation reflected on the Allocation Statement shall be adjusted to reflect such resolution. The costs, fees and expenses of the Accounting Referee shall be borne equally by Buyer and Seller.

(c)Seller and Buyer agree to (i) be bound by the Allocation Statement for U.S. federal income Tax purposes and (ii) act in accordance with the Allocation Statement in the preparation, filing and audit of any Tax Return (including filing Form 8594 with its federal income Tax Return for the taxable year that includes the date of the Closing).

(d)Not later than 30 days prior to the filing of their respective Forms 8594 relating to this transaction, each party shall deliver to the other party a copy of its Form 8594.

(e)The Allocation Statement shall be adjusted in accordance with Section 1060 of the Code and as mutually agreed by Buyer and Seller to reflect any adjustment to the Purchase Price made pursuant to Section 2.10 and any Earn-Out Payment made pursuant to Section 3.03. In the event that an agreement is not reached within 20 days, any disputed items shall be resolved by the Accounting Referee appointed pursuant to Section 2.06(b). The costs, fees and expenses of the Accounting Referee shall be borne equally by Buyer and Seller.

Section 2.07. Closing Statement. On the date that is three Business Days prior to the Closing Date, Seller shall deliver to Buyer a certificate (the “Closing Statement”) of Seller signed by the President of Seller, prepared in reasonable detail, certifying as to the accuracy and completeness, in each case as of the Closing Date, of Seller’s good faith estimate of (i) the Total Assets (as estimated by Seller the “Closing Total Assets”), (ii)

Closing Cash, (ii) Homebuyer Deposits, (iii) any unpaid Seller Acquisition Expenses (which estimate shall specify the payees for each Seller Acquisition Expense and include valid wire transfer information for such payees), (iv) the Change of Control Payments, (v) the Warranty Liability Amount, (vi) all amounts necessary to discharge fully the then- outstanding balance of all Indebtedness outstanding at the closing (including for the avoidance of doubt any prepayment or similar penalties and expenses payable if such liability were paid in full as of the Closing Date and/or any success fee payable thereunder in connection with the Closing) (the “Closing Repaid Indebtedness”) (which estimate shall specify the payees for each Indebtedness and include valid wire transfer information for such payees), (vii) the Apportioned Tax Obligations and Transfer Taxes expressly allocated to Seller under Section 9.01 (as estimated by Seller, the “Estimated Apportioned Tax Obligations and Transfer Taxes”) and (viii) all amounts necessary to discharge fully the outstanding Excluded Liabilities of Seller described on Section 2.07 of the Seller Disclosure Schedule (for which Seller shall request as of the Closing Date a final invoice from the obligee of such liability) (the “Other Closing Date Obligations”) (which estimate shall specify the payees for each such liability and include valid wire transfer information for such payees).

Section 2.08. Closing. The closing (the “Closing”) of the purchase and sale of the Purchased Assets hereunder shall take place at the offices of Davis Polk & Wardwell LLP, 1600 El Camino Real, Menlo Park, California, via the exchange of documents and signatures (electronically or otherwise), as soon as possible, but in no event later than five Business Days, after satisfaction or, to the extent permissible, waiver by the party or parties entitled to the benefit of the conditions set forth in Article 11 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible, waiver of those conditions at the Closing), or at such other time or place as Buyer and Seller may agree. At the Closing:

(a)Buyer shall, on behalf of Seller, deliver the full amounts of Closing Repaid Indebtedness to the applicable lender in exchange for a payout letter executed by each such lender, effective as of such payment and in form satisfactory to Buyer and Seller (collectively, the “Payout Letters”), and related termination of all related Liens on the assets of Seller and its Subsidiaries, including the appropriate UCC filing (collectively, the “Lien Terminations”).

(b)Buyer shall, on behalf of Seller, deliver the full amounts of the unpaid Seller Acquisition Expenses, the Change of Control Payments and the Other Closing Date Liabilities in exchange for release letters executed by each such payee, effective as of such payment and in form satisfactory to Buyer and Seller.

(c)Buyer shall deliver the Warranty Liability Amount by wire transfer in immediately available funds to Seller for deposit into a separate account (the “Warranty Account”) to be held in accordance with the terms of the Warranty Services Agreement.

(d)Buyer shall withhold an amount equal to the Estimated Apportioned Tax Obligations and Transfer Taxes.

(e)Buyer shall deliver to Seller an amount equal to the Closing Purchase Price less all amounts paid or delivered or withheld by Buyer pursuant to Sections 2.08(a), 2.08(b), Section 2.08(c)and 2.08(d) above in immediately available funds by wire transfer to an account of Seller with a bank designated by Seller, by notice to Buyer, which notice shall be delivered not later than two Business Days prior to the Closing Date (or if not so designated, then by certified or official bank check payable in immediately available funds to the order of Seller in such amount).

(f)Seller and Buyer (and Buyer’s designated Subsidiaries, if applicable) shall enter into an Assignment and Assumption Agreement substantially in the form attached hereto as Exhibit C.

(g)Seller and Buyer and Buyer’s designated Subsidiaries shall enter into an Assignment of Copyrights and an Assignment of Domain Names, each substantially in the form attached hereto as Exhibit D and Exhibit E, respectively.

(h)Seller and Buyer shall enter into the Warranty Services Agreement substantially in the form attached hereto as Exhibit F (the “Warranty Services Agreement”).

Agent:

(i)	For each Owned Real Property, Seller shall deliver to the applicable Escrow

(i)a warranty deed, or other good and sufficient instrument of conveyance in a form approved by Buyer;

(ii)all Transfer Tax returns and filings required to be completed by Seller under Applicable Law; and

(iii)all such other documents as are reasonably necessary or appropriate to vest in Buyer all right, title and interest in and to such Owned Real Property or for the issuance of a Buyer's Title Insurance Policy with respect to such Owned Real Property pursuant to Section 11.02(i), including any owner's title affidavits, "gap" indemnities, real estate tax bills, water bills and current assessments relating to such Owned Real Property.

(j)For each Optioned Real Property, Seller shall deliver to the applicable Escrow Agent:

(i)an assignment and assumption agreement assigning all of Seller's interest in the Contract for such Optioned Real Property to Buyer;

Buyer;

(ii)	an estoppel certificate from Seller in a form reasonably acceptable to

(iii)	a recent ALTA survey of such Optioned Real Property; and

(iv)a binder or commitment to issue an ALTA extended coverage form of owner's title insurance policy in an amount satisfactory to Buyer committing to insure, at ordinary premium rates without any requirement for additional premiums, good and marketable title to the Optioned Real Property and any associated title exception documents.

(k)Seller shall deliver to Buyer, or cause to be delivered to Buyer, the certification described in Section 11.02(j)(i) and shall cause CHI to deliver to Buyer the certification described in Section 11.02(j)(ii).

(l)For each Real Property Lease, Seller and Buyer shall enter into an assignment and assumption agreement assigning all of Seller's interest in such Real Property Lease to Buyer, and Seller shall deliver to Buyer, or cause to be delivered to Buyer, any consents required under the Real Property Leases in order to consummate the assignment of such Real Property Leases to Buyer.

(m)Seller shall deliver to Buyer Seller’s Class B Investor Units in Stonegate together with all unit powers, member consents and other instruments reasonably necessary to transfer such Class B Investor Units into Buyer’s name.

(n)Seller shall deliver to Buyer CHI’s Class B Investor Units in UC Ventures together with all unit powers, member consents and other instruments reasonably necessary to transfer such Class B Investor Units into Buyer’s name.

(o)Seller shall deliver to Buyer a properly completed and executed Internal Revenue Service Form W-9 for Seller and shall cause CHI to deliver to Buyer a properly completed and executed Internal Revenue Service Form W-9 for CHI.

(p)Seller shall deliver to Buyer, or cause to be delivered to Buyer, such other warranty deeds, bills of sale, endorsements, consents, assignments and other good and sufficient instruments of conveyance and assignment as the parties and their respective counsel shall deem reasonably necessary or appropriate to vest in Buyer (or its designated Subsidiaries, as applicable), all right, title and interest in, to and under the Purchased Assets.

Section 2.09. Post-Closing Statement. (a) As promptly as practicable, but no later than 60 days after the Closing, Buyer shall prepare and deliver to Seller a statement (including reasonably detailed supporting calculations) setting forth Buyer’s calculation of Total Assets (the “Post-Closing Statement”).

(b)If Seller disagrees with Buyer’s calculation of Total Assets set forth in the Post-Closing Statement, Seller may, within 30 days after receipt of the Post-Closing Statement (including reasonably detailed supporting calculations), deliver a written notice to Buyer disagreeing with such calculation and setting forth Seller’s calculation of such amount (the “Post-Closing Statement Objection”). The Post-Closing Statement Objection shall specify those items or amounts as to which Seller disagrees, and Seller shall be deemed to have agreed with all other items and amounts contained in the Post- Closing Statement. If Seller fails to deliver such a written notice within such 30 day period, Buyer’s calculation of Total Assets set forth in the Post-Closing Statement shall be binding upon the parties.

(c)If the Post-Closing Statement Objection shall be duly delivered pursuant to Section 2.09(b), Seller and Buyer shall, during the 30 days following such delivery, use reasonable efforts to reach agreement on the disputed items or amounts in order to determine the amount of Total Assets. If, during such period or any mutually agreed extension thereof, Seller and Buyer are unable to reach such agreement, they shall promptly thereafter cause an Accounting Referee to review this Section 2.09, the definitions of Total Assets and the disputed items or amounts for the purpose of calculating Total Assets. In making such calculation, the Accounting Referee shall consider only those items or amounts in Buyer’s calculation of Total Assets as to which Seller has disagreed. In no event shall the Accounting Referee assign a value to Total Assets that is less than Buyer’s calculation set forth on the Post-Closing Statement or greater than Seller’s calculation set forth in the Post-Closing Statement Objection. The Accounting Referee shall deliver to Seller and Buyer, as promptly as practicable, a report setting forth such calculation. Such report shall be final and binding upon Seller and Buyer.

(d)If the Final Total Assets as determined by the Accounting Referee is closer in amount to Buyer’s calculation of Total Assets as set forth on the Post-Closing Statement than to Seller’s calculation of Total Assets as set forth on the Post-Closing Statement Objection, then Seller shall pay all fees and expenses of the Accounting Referee in connection with the services provided pursuant to Section 2.09(c). If the Final Total Assets as determined by the Accounting Referee is closer in amount to Seller’s calculation of Total Assets as set forth on the Post-Closing Statement Objection than to Buyer’s calculation of Total Assets as set forth on the Post-Closing Statement, then Buyer shall pay all fees and expenses of the Accounting Referee in connection with the services provided pursuant to Section 2.09(c). If the difference between Total Assets as determined by the Accounting Referee and Buyer’s calculation of Total Assets as set forth on the Post- Closing Statement is equal to the difference between Total Assets as determined by the Accounting Referee and Seller’s calculation of Total Assets as set forth on the Post- Closing Statement Objection, then all fees and expenses of the Accounting Referee provided pursuant to Section 2.09(c) shall be borne one-half by Buyer and one-half by Seller.

(e)Buyer and Seller shall reasonably cooperate with one another in the preparation of the Post-Closing Statement and Post-Closing Statement Objection, as applicable, including by providing the other party and its representatives with reasonable access during normal business hours to such party’s books, records (including work papers, schedules, memoranda and other documents), facilities and employees.

(f)“Final Total Assets” means Total Assets as set forth on (i) the Post-Closing Statement, if Seller does not deliver a Post-Closing Statement Objection to Buyer in accordance with Section 2.09(b), (ii) the Post-Closing Statement as adjusted by written agreement of Buyer and Seller, if so adjusted in accordance with Section 2.09(c) or (iii) the Post-Closing Statement as adjusted by the Accounting Referee, if so adjusted in accordance with Section 2.09(c).

Section 2.10. Adjustment Of Purchase Price. (a) If Closing Total Assets exceeds Final Total Assets, within ten days after the Final Total Assets has been determined Seller shall pay to Buyer, as an adjustment to the Purchase Price, with interest as provided in Section 2.10(b), by wire transfer in immediately available funds to such account as may be designated by Buyer, an amount equal to (x) 1.3 multiplied by (y) the amount of such excess. If Final Total Assets exceeds Closing Total Assets, within ten days after the Final Closing Total Assets has been determined Buyer shall pay to Seller, as an adjustment to the Purchase Price, with interest as provided in Section 2.10(b), an amount equal to (x) 1.3 multiplied by (y) the amount of such excess.

(b)    The amount of any payment or distribution pursuant to Section 2.10(a) shall bear interest from and including the Closing Date to but excluding the date of payment at a rate per annum equal to the prime rate as published in the Wall Street Journal, Eastern Edition in effect from time to time during the period from the Closing Date to the date of payment. Such interest shall be payable at the same time as the payment to which it relates and shall be calculated daily on the basis of a year of 365 days and the actual number of days elapsed.

ARTICLE 3 EARNOUT

Section 3.01. Earn-Out Payments.

(a)In addition to the payments made pursuant to Article 2, Buyer will pay, or cause to be paid, to Seller, subject to Section 3.01(b), Section 6.06 and Section 12.06(a), twenty-five percent (25%) of the Adjusted Pre-Tax Net Income of the Business calculated for each of the following periods (the amounts payable pursuant to this Section 3.01 being referred to as “Earn-Out Payments”): (i) from the Closing Date to December 31, 2014;
(ii)calendar year 2015; (iii) calendar year 2016; (iv) calendar year 2017; (v) calendar year 2018; and (vi) from January 1, 2018 to the five (5) year anniversary of the Closing Date. The maximum aggregate Earn-Out Payments payable pursuant to this Section 3.01 shall be equal to $6,000,000; provided that, for the avoidance of doubt, such maximum amount shall be decreased by any amounts set off, held back or deducted pursuant to Section 3.01(b), Section 6.06 or Section 12.06(a).

(b)For the avoidance of doubt, Seller shall be responsible for any incremental investment banking or other incentive-based fees, including any such fees of Zelman Partners, that becomes payable as a result of the achievement of any such Earn-Out Payments, and Buyer shall be entitled to hold back the amount of such incremental fees from any Earn-Out Payment prior to making any such Earn-Out Payment to Seller;

provided that Buyer shall timely deliver any such held back amounts to the payees of such incremental fees.

Section 3.02. Earn-Out Notice. As soon as reasonably practicable (but no later than 60 days following the end of the period to which the applicable Earn-Out Payment relates), Buyer shall deliver to Seller a certificate stating Buyer’s calculation of the applicable Earn-Out Payment (an “Earn-Out Notice”). If Seller disagrees with Buyer’s calculation of the applicable Earn-Out Payment, Seller may, within 20 days after receipt of the Earn-Out Notice (including reasonably detailed supporting calculations), deliver a written notice to Buyer disagreeing with such calculation and setting forth Seller’s calculation of the applicable Earn-Out Payment (an “Earn-Out Notice Objection”). If Seller fails to deliver an Earn-Out Notice Objection within such 20 day period, Buyer’s calculation of the Earn-Out Payment shall be binding upon the parties. If Seller delivers an Earn-Out Notice Objection to Seller, and Buyer and Seller are unable to agree, within 15 days after the date of the Earn-Out Notice Objection, to the applicable Earn-Out Payment, the parties shall select an Accounting Referee to resolve such dispute. The Accounting Referee shall deliver to Seller and Buyer, as promptly as practicable, a report setting forth such calculation. Such report shall be final and binding upon Seller and Buyer. If the applicable Earn-Out Payment as determined by the Accounting Referee is closer in amount to Buyer’s calculation of the applicable Earn-Out Payment as set forth on the Earn-Out Notice than to Seller’s calculation of the applicable Earn-Out Payment as set forth on the Earn-Out Notice Objection, then Seller shall pay all fees and expenses of the Accounting Referee in connection with the services provided pursuant to this Section. If the applicable Earn-Out Payment as determined by the Accounting Referee is closer in amount to Seller’s calculation of the applicable Earn-Out Payment as set forth on the Earn-Out Notice Objection than to Buyer’s calculation of the applicable Earn-Out Payment as set forth on the Earn-Out Notice, then Buyer shall pay all fees and expenses of the Accounting Referee in connection with the services provided pursuant to this Section. If the difference between the applicable Earn-Out Payment as determined by the Accounting Referee and Buyer’s calculation of the applicable Earn-Out Payment as set forth on the Earn-Out Notice is equal to the difference between Total Assets as determined by the Accounting Referee and Seller’s calculation of the applicable Earn-Out Payment as set forth on the Earn-Out Notice Objection, then all fees and expenses of the Accounting Referee provided pursuant to this Section shall be borne one-half by Buyer and one-half by Seller.

Section 3.03. Payment. Buyer shall pay to Seller the applicable Earn-Out Payment, if any, subject to Section 3.01(b), Section 6.06 and Section 12.06(a), within 5 days following (a) the earlier to occur of Seller delivering notice to Buyer that it agrees with the calculation of the applicable Earn-Out Payment as set forth in the Earn-Out Notice, or the expiration of the period set forth in Section 3.02 above in which Seller may deliver an Earn-Out Notice Objection, or (b) if an Earn-Out Notice Objection is delivered by Seller to Buyer, the earlier to occur of the date of the mutual agreement of Seller and Buyer to the applicable Earn-Out Payment, or the date the Accounting Referee’s report is issued pursuant to Section 3.02 above. Notwithstanding anything herein to the contrary, Buyer shall not be obligated to pay to Seller the Earn-Out Payment due, if any with respect to the initial period ended December 31, 2014 until the date that is the one year anniversary of the Closing Date.

Section 3.04. Post-Closing Efforts; Disclaimers. Except as set forth herein, (i) this Article 3 shall impose no restrictions on the operations, business or activities of the Business, Buyer or any Subsidiary of Buyer following the Closing, (ii) Buyer shall have the right to operate the business and activities of the Business, Buyer and Subsidiary of Buyer following the Closing in any way that Buyer deems appropriate in its sole discretion and (iii) Buyer shall have no obligation to operate the Business in order to achieve or maximize any Earn-Out Payment. The Parties acknowledge and agree that this Article 3 shall not create any duty of Buyer to Seller or any successor to or stockholder of Seller, including any fiduciary duty or any other express or implied duty, other than a duty of good faith and fair dealing. Notwithstanding the foregoing, Buyer shall not, and shall not authorize or permit its Subsidiaries to, take any action with the sole intent of avoiding or reducing the payment of any Earn-Out Payment.

Section 3.05. Earn-Out Payments Not a Security. The Parties do not intend the right of Seller (or any successor to or stockholder of Seller, as applicable) to receive Earn- Out Payments to be a security. Accordingly, the right of Seller (or any successor to or stockholder of Seller, as applicable) to receive Earn-Out Payments (i) shall not be represented by a certificate, (ii) does not represent an ownership interest in Buyer or the Business, and (iii) does not entitle Seller (or any successor to or stockholder of Seller, as applicable) to any rights common to stockholders of Buyer other than as expressly set forth herein. The right of Seller (or any successor to or stockholder of Seller, as applicable) to receive Earn-Out Payments pursuant to this Agreement shall not be transferable without the prior written consent of Buyer.

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF SELLER

Subject to Section 14.03, except as set forth in the Seller Disclosure Schedule, Seller represents and warrants to Buyer as of the date hereof and as of the Closing Date that:

Section 4.01. Corporate Existence and Power. Seller is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted. Seller is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect. Seller has heretofore delivered to Buyer true and complete copies of the certificate of incorporation and bylaws of Seller as currently in effect.

Section 4.02. Corporate Authorization. (a) The execution, delivery and performance by Seller of this Agreement and the consummation of the transactions contemplated hereby are within Seller’s corporate powers. This Agreement constitutes a valid and binding agreement of Seller enforceable against Seller in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

(b)At a meeting duly called and held, or by unanimous written consent, the Board of Directors of Seller (i) has determined that the sale of all or substantially all of the assets of Seller is fair to and in the best interests of the stockholders of Seller and has approved this Agreement and the other transactions contemplated hereby and (ii) has recommended the approval and adoption of this Agreement by the stockholders of Seller in accordance with the DGCL (the “Seller Board Approval”) and no other corporate actions on the part of the Board of Directors of Seller are necessary in connection with the authorization, execution and delivery of this Agreement by Seller and the performance by Seller of the transactions contemplated hereby. Seller has delivered to Buyer a certified copy of the Seller Board Approval which has not been, and at the Closing will not have been, revoked, rescinded or amended.

(c)The adoption and approval of this Agreement by the holders of at least a majority of the outstanding shares of common stock and preferred stock of Seller (voting together as a single class and on an as-converted to common stock basis) (the “Seller Stockholder Approval”) constitutes all of the votes, consents and approvals required of the stockholders of Seller for the authorization, execution and delivery of this Agreement by Seller and the performance by Seller of the transactions contemplated hereby. The holders of at least a majority of the outstanding shares of common stock and preferred stock of Seller have delivered a Written Consent. The execution and delivery of the Written Consents constitute the valid and effective Seller Stockholder Approval. At the Closing, the Written Consents will not have been revoked, rescinded or amended.

Section 4.03. Governmental Authorization. The execution, delivery and performance by Seller of this Agreement and the consummation of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority.

Section 4.04. Noncontravention. The execution, delivery and performance by Seller of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) violate the certificate of incorporation or bylaws of Seller or any Subsidiary of Seller, (ii) assuming compliance with the matters referred to in Section 4.03, violate any Applicable Law, (iii) assuming the obtaining of all Consents, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under or give rise to any right of termination, cancellation or acceleration of any right or obligation of Buyer or to a loss of any benefit relating to the Business to which Seller or any Subsidiary of Seller is entitled under any provision of any agreement or other instrument binding upon Seller or by which any of the Purchased Assets is or may be bound or (iv) result in the creation or imposition of any Lien on any Purchased Asset.

Section 4.05. Consents. Section 4.05 of the Seller Disclosure Schedule sets forth each agreement, contract or other instrument binding upon Seller or any Subsidiary of Seller or any Permit (including any Environmental Permit) requiring a consent or other action by any Person as a result of the execution, delivery and performance of this Agreement (the “Consents”).

Section 4.06. Financial Statements. Section 4.06 of the Seller Disclosure Statement sets forth a true and complete copy of the audited consolidated balance sheets of Seller as of December 31, 2013, 2012 and 2011 and the related audited consolidated statements of income and cash flows of Seller for each of the years ended December 31, 2013, 2012 and 2011 (together, the “Financial Statements”). The Financial Statements fairly present, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the financial position of Seller as of the dates thereof and its results of operations and cash flows for the periods then ended.

Section 4.07. Absence of Certain Changes. (a) Since the Balance Sheet Date, there has not been any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)Since the Balance Sheet Date until the date hereof, the Business has been conducted in the ordinary course consistent with past practices and neither Seller nor any of its Subsidiaries has:

(i)(A) declared, set aside or paid any dividend or other distribution with respect to any shares of the capital stock of Seller or any of its Subsidiaries, or any redemption, repurchase or other acquisition by Seller or any of its Subsidiaries of any outstanding shares of the capitals stock or other securities of Seller or any of its Subsidiaries or (B) made any other payment to or for the benefit of any equityholder of Seller or any Affiliate of any equityholder of Seller (other than Seller or any of its Subsidiaries), including any return of capital, interest payment, management charge, service charge, consultancy or other fee, or any full or partial repayment of loans (collectively, “Restricted Payments”);

(ii)incurred any capital expenditures or any obligations or liabilities with respect to the Business, except for those included in the operating plan attached as Section 4.07(b)(ii) of the Seller Disclosure Schedules (the “2014 Operating Plan”);

(iii)acquired (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities, properties, interests or businesses for the conduct of the Business, other than (A) supplies in the ordinary course of business in a manner that is consistent with past practice and (B) as provided for in the 2014 Operating Plan;

(iv)sold, leased, sublicensed, licensed, assigned, abandoned, transferred or otherwise disposed of, or created or incurred any Lien on, any Purchased Assets, other than sales of inventory in the ordinary course of business consistent with past practice;

(v)materially amended, modified, terminated, entered into, renewed or extended any Real Property Lease;

(vi)made any loans, advances or capital contributions to, or investments in, any other Person, other than in the ordinary course of business consistent with past practice;

(vii)created, incurred, assumed, suffered to exist or otherwise be liable with respect to any indebtedness for borrowed money, or guarantees thereof;

(viii)(A) entered into any agreement or arrangement that limits or otherwise restricts in any material respect the conduct of Seller, the Business or any of their respective Affiliates or any successor thereto or that could, after the Closing Date, limit or restrict in any material respect the Business, Buyer or any of their respective Affiliates, from engaging or competing in any line of business, in any location or with any Person or (B) entered into, amended or modified in any material respect or terminated any contract material to Seller or the Business or otherwise waived, released or assigned any material rights, claims or benefits of the Business;

(ix)(A) granted or increased any severance or termination pay to (or amend any existing arrangement with) any director, officer or employee, (B) increased benefits payable under any existing severance or termination pay policies or employment agreements with employees, officers or directors, (C) entered into any employment, deferred compensation or other similar agreement (or amend any such existing agreement) with any director, officer or employee, (D) established, adopted or amended (except as required by Applicable Law) any collective bargaining, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, compensation, stock option, restricted stock or other benefit plan or arrangement covering any director, officer or employee or (E) increased compensation, bonus or other benefits payable to any director, officer or employee;

(x)changed the methods of accounting or accounting practice by Seller, except as required by concurrent changes in GAAP as agreed to by its independent public accountants;

(xi)settled, or offered or proposed to settle, (A) any material litigation, investigation, arbitration, proceeding or other claim involving or against Seller or the Business or (B) any litigation, arbitration, proceeding or dispute that relates to the transactions contemplated hereby; or

(xii)	agreed, resolved or committed to do any of the foregoing.

Section 4.08. No Undisclosed Material Liabilities. To Seller’s Knowledge, there are no liabilities of Seller or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a liability, other than:

(a)liabilities provided for in the Balance Sheet or disclosed in the notes thereto;

(b)liabilities disclosed on Section 4.08 of the Seller Disclosure Schedule; and

(c)other undisclosed liabilities which, individually or in the aggregate, are not material to Seller, the Business or the Purchased Assets, taken as a whole.

Section 4.09. Material Contracts. (a) Except for those disclosed in Section 4.09(a) of the Seller Disclosure Schedule (other than any agreement entered into, modified or amended after the date hereof pursuant to and in accordance with Section 6.01(h)), neither Seller nor any of its Subsidiaries is a party to or bound by:

(i)any lease or sublease of personal property providing for annual rentals of $25,000 or more;

(ii)any agreement (including option agreements) for the purchase of materials, supplies, goods, services, equipment or other assets or for the construction or development of buildings or other improvements or infrastructure, in each case providing for either (A) annual payments by Seller or its Subsidiaries of $25,000 or more or (B) aggregate payments by Seller or its Subsidiaries of
$50,000 or more;

(iii)any sales, distribution or other similar agreement providing for the sale by Seller or its Subsidiaries of materials, supplies, goods, services, equipment or other assets that provides for either (A) annual payments to Seller or its Subsidiaries of $25,000 or more or (B) aggregate payments to Seller or its Subsidiaries of $50,000 or more;

(iv)any partnership, joint venture or other similar agreement or arrangement;

(v)any agreement relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise);

(vi)any agreement relating to Indebtedness, except any such agreement with an aggregate outstanding principal amount not exceeding $25,000 and which may be prepaid at Closing without the payment of any penalty;

(vii)	any option, license, franchise or similar agreement;

(viii)any agreement pursuant to which Seller or any of its Subsidiaries obtains or grants the right to use, or a covenant not to be sued under, any Intellectual Property Right (excluding licenses for commercial “off-the-shelf” computer software that are generally available on nondiscriminatory pricing terms) or Building Design;

(ix)any agency, dealer, sales representative, marketing or other similar agreement;

(x)any agreement that (A) limits the freedom of Seller or its Subsidiaries (or which would so limit the freedom of Buyer or its Subsidiaries after the Closing Date) to (1) compete in any line of business or with any Person or in any area or to own, operate, sell, transfer, pledge or otherwise dispose of or encumber any Purchased Asset or (2) solicit, hire, retain or attempt to hire or retain any employee of any Person or (B) provides for “most favored nations” terms or establishes an exclusive sale or purchase obligation with respect to any product or any geographic location;

(xi)any agreement with or for the benefit of any Affiliate of Seller or any director or officer of Seller or any of its Affiliates;

(xii)any agreement providing for payment of any Restricted Payments; or

(xiii)any other agreement, commitment, arrangement or plan not made in the ordinary course of business that is material to the Business.

(b)    Each agreement (i) required to be disclosed pursuant to this Section and/or
(ii) entered into or amended after the date hereof pursuant to or in accordance with Section 6.01(h) (each Contract in clause (i) and/or clause (ii), a “Material Contract”) is a valid and binding agreement of Seller or its Subsidiaries, as applicable, and is in full force and effect, and none of Seller or its Subsidiaries, as applicable, or, to the Knowledge of Seller, any other party thereto is in default or breach in any material respect under the terms of any such Material Contract, and, to the Knowledge of Seller, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute any event of default thereunder. True and complete copies of each such Material Contract have been delivered to Buyer.

Section 4.10. Litigation. There is no action, suit, investigation or proceeding (or any basis therefor) pending against, or to the Knowledge of Seller, threatened against or affecting, Seller, the Business or any Purchased Asset before (or, in the case of threatened actions, suits, investigations or proceedings, would be before) any Governmental Authority or arbitrator which, individually or in the aggregate, if determined or resolved adversely in accordance with the plaintiff’s demands, could reasonably be expected to be material to Seller, the Business or the Purchased Assets, or which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement.

Section 4.11. Compliance with Laws and Court Orders. Neither Seller nor any of its Subsidiaries is in violation of, has since January 1, 2009 violated, or, to the Knowledge of Seller, is under investigation with respect to or has been threatened to be charged with or given notice of any violation of, any Applicable Law to which Seller, the Business or the Purchased Assets are subject . There is no judgment, decree, injunction, rule or order of any arbitrator or Governmental Authority outstanding against Seller or any of its Subsidiaries that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Seller, the Purchased Assets or the Business or that in any manner seeks to prevent, enjoin, alter or materially delay the consummation of the transactions contemplated by this Agreement.

Section 4.12. Properties. (a) Section 4.12(a) of the Seller Disclosure Schedule sets forth a true and complete list of all Owned Real Property. As of the date hereof, (i) Seller or one of its Subsidiaries, as applicable, has good and marketable fee simple title to all Owned Real Property, in each case free and clear of all Liens, (ii) Seller or its Subsidiaries have not leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof and (iii) there are no reversion rights, outstanding options, rights of first offer or rights of first refusal in favor of any other Person to purchase, lease, occupy or otherwise utilize the Owned Real Property or any portion thereof or interest therein.

(b)Section 4.12(b) of the Seller Disclosure Schedule sets forth a true and complete list, as of the date hereof, of all Optioned Real Property. Seller or one of its Subsidiaries, as applicable, has a valid option to acquire all Optioned Real Property pursuant to and in accordance with the terms of the relevant option or purchase agreement, in each case free and clear of all Liens. Seller has made available to Buyer a true and complete copy of each material option or purchase agreement under which the Optioned Real Property is held. There is no material default (or any event which with notice or lapse of time or both would constitute a default) under any such agreement by Seller or any Subsidiary of Seller or, to the Knowledge of Seller, by any other party thereto.

(c)Section 4.12(c) of the Seller Disclosure Schedule sets forth a true and complete list, as of the date hereof, of all Leased Real Property and each lease, sublease, license or other Contract pursuant to which Seller or one of its Subsidiaries occupies such Leased Real Property (each, a “Real Property Lease”). Seller or one of its Subsidiaries, as applicable, has good and valid title to the leasehold estates in all Leased Real Property, in each case free and clear of all Liens and is in possession of each property purported to be leased, subleased or licensed under the applicable Real Property Lease. Each Real Property
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Lease is valid and binding on Seller or Subsidiary of Seller party thereto, enforceable in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity). The Seller or one of its Subsidiaries, and, to Seller’s Knowledge, each of the other parties thereto, has performed in all material respects all material obligations required to be performed by it under each Real Property Lease. There are no written or oral subleases, licenses, concessions or other contracts granting to any Person other than Seller or one of its Subsidiaries the right to use or occupy any Leased Real Property or any portion thereof. Neither Seller nor its Subsidiaries have collaterally assigned or granted any other security interest in any Real Property Lease or any interest therein. There are no developments affecting any Leased Real Property pending, or to the Knowledge of Seller, threatened, which individually or in the aggregate, impair, or would reasonably be expected to impair, the value of the Leased Real Property to which they relate or the present or intended use, occupancy and/or operation of such Leased Real Property. Seller has made available to Buyer a true and complete copy of each lease agreement under which the Leased Real Property is held (including all amendments, extensions, renewals, guaranties and other agreements with respect thereto). There is no material default (or any event which with notice or lapse of time or both would constitute a default) under any such lease by Seller or any Subsidiary of Seller or, to the Knowledge of Seller, by any other party thereto.

(d)Section 4.12(d) of the Seller Disclosure Schedule correctly describes all tangible personal property used or held for use in the Business included in the Purchased Assets, including machinery, equipment, furniture, vehicles, fuel and other trade fixtures and fixed assets, which Seller or one of its Subsidiaries, as applicable, owns, leases or subleases. Seller or one of its Subsidiaries, as applicable, has good and valid title to all tangible and intangible personal properties and assets necessary for the conduct of the Business as currently conducted (or to the leasehold estates in the case of leased personal property), free and clear of all Liens, except for any failure to have good and valid title that, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.

(e)The Real Property includes all real property, and only such real property, as is used or held for use in connection with the conduct of the business and operations of the Business as heretofore conducted by Seller and as presently planned to be conducted by Buyer.

(f)To Seller’s Knowledge, there is no pending or threatened condemnation or eminent domain proceeding with respect to any Real Property; no developer-related charges or assessments imposed by any Governmental Authority or other Person for improvements (or otherwise) against any Real Property held for development are unpaid, except for charges or assessments reflected in the Balance Sheet or incurred after the date of the Balance Sheet in the ordinary course of business; no Applicable Law or judgment, decree, injunction, rule or order of any arbitrator or Governmental Authority exists or is pending before a Governmental Authority that restricts the development or sale of Real Property that is currently under development or being held for sale by Seller or any of its

Subsidiaries; with respect to any Real Property that is under development as a subdivision or community, such subdivisions or communities under development are or will be supplied with utilities, including electricity, water, telephone, sanitary sewer and storm sewer, and other services necessary for the intended operation of such subdivisions or communities, all of which utilities and services are adequate for such operation pursuant to all Applicable Laws; the Real Property, and its continued use, occupancy and operation as currently used, occupied and operated, does not constitute a nonconforming use under any Applicable Law relating to building, zoning, subdivision and other land use.

(g)No Real Property is located in a flood plain or an area that has been identified by the Secretary of Housing and Urban Development or any other Governmental Authority as an area having special flood hazards within the meaning of the national Flood Insurance Act of 1968.

(h)Policies of title insurance (each a “Title Insurance Policy”) have been issued insuring, as of the effective date of each such Title Insurance Policy, the fee simple title of Seller or one of its Subsidiaries, as applicable, to or in all Owned Real Property and Optioned Real Property, subject to the matters disclosed and exclusions listed on each such Title Insurance Policy. Section 4.12(h) of the Seller Disclosure Schedule sets forth a list of all such Title Insurance Policies.

(i)To Seller’s Knowledge, no defective products have been used in the buildings and structures (including Homes) included in the Purchased Assets. Subject to the foregoing limitation as to Seller’s Knowledge regarding defective products, the buildings, structures and equipment included in the Purchased Assets have no material defects, are in good operating condition and repair and have been reasonably maintained consistent with standards generally followed in the industry (giving due account to the age and length of use of same, ordinary wear and tear excepted), are adequate and suitable for their present and intended uses and, in the case of buildings and other structures (including the roofs thereof), are structurally sound.

(j)None of the Purchased Assets, other than the Seller’s Class B Units in Stonegate and CHI’s Class B Units in UC Ventures, is an equity interest in an entity.

Section 4.13. Equity Interests. (a) Seller holds its Class B Units in Stonegate free and clear of all Liens and, at the Closing, will transfer to Buyer good and valid title to such Class B Units free and clear of all Liens.

(b)Section 4.13(b) of the Seller Disclosure Schedule sets forth all of the documents and agreements (together with any and all amendments thereto) which govern the rights, preferences or privileges of the Class B Units or other equity interests in Stonegate, or the rights or obligations of the holder of such equity interests (the “Stonegate Governance Documents”). Seller has previously made available to Buyer true and correct copies, as amended to the date of this Agreement, of all of such Stonegate Governance Documents. Such Stonegate Governance Documents are, to Seller’s Knowledge, valid and binding and are in full force and effect, and Seller has no reason to believe that any of such agreements will not be in full force and effect following the Closing.

(c)Following the Closing, Seller will retain no rights in the Class B Units in Stonegate or under any of the Stonegate Governance Documents. Seller has no equity interest in Stonegate other than the Class B Units being sold pursuant to this Agreement.

(d)CHI holds its Class B Units in UC Ventures free and clear of all Liens and, at the Closing, will transfer to Buyer good and valid title to such Class B Units free and clear of all Liens.

(e)Section 4.13(b) of the Seller Disclosure Schedule sets forth all of the all of the documents and agreements (together with any and all amendments thereto) which govern the rights, preferences or privileges of the Class B Units or other equity interests in UC Ventures, or the rights or obligations of the holder of such equity interests (the “UC Ventures Governance Documents”). Seller has previously made available to Buyer true and correct copies, as amended to the date of this Agreement, of all of such UC Ventures Governance Documents. Such UC Ventures Governance Documents are, to Seller’s Knowledge, valid and binding and are in full force and effect, and Seller has no reason to believe that any of such agreements will not be in full force and effect following the Closing.

(f)Following the Closing, neither Seller nor CHI will retain any rights in the Class B Units in UC Ventures or under any of the UC Ventures Governance Documents. Neither Seller nor CHI has any equity interest in UC Ventures other than the Class B Units being sold pursuant to this Agreement.

Section 4.14. Sufficiency of the Purchased Assets. The Purchased Assets constitute all of the tangible and intangible property and assets used or held for use in the Business and are adequate to conduct the Business as currently conducted and as planned to be conducted by Buyer.

Section 4.15. Development of Properties; Products. (a) All building and other improvements situated on or forming part of the real properties owned by or previously sold or constructed within the past ten years (and for which the applicable statute of limitations has not yet expired) by or on behalf of Seller or one of its Subsidiaries, as applicable, were completed in a good and competent manner, free of material defect, and in all material respects in accordance with Applicable Law.

(b)As of the date hereof, there is no material impediment (including any impediments relating to land or soil conditions or the protection of endangered species) to the development of, or to the approval for the development of, any project located or to be located on any Real Property at which Seller or one of its Subsidiaries is currently selling residential units, including in respect of access to streets, utilities, water, gas and other similar services in the manner in which Seller currently anticipates building thereon.

(c)As of the date hereof, all Real Property intended to be used for development or under development is, or is expected to be at the time of such development, suitable in all material respects under current planning regulations, or under amendments to, or relief from, planning regulations of a type that would be expected to be approved upon application, for developing and constructing housing projects or other developments in the manner in which Seller currently anticipates building thereon.

(d)Section 4.15(d) of the Seller Disclosure Schedule sets forth the general planning status and public report status, if applicable, as of the date hereof of all development projects owned by Seller or one of its Subsidiaries.

(e)Neither Seller nor any of its Subsidiaries has any obligation under any Applicable Law to construct any on-site or off-site infrastructure improvement with a current estimated cost of more than $50,000 with respect to, or in order to maximize the number of lots contained in, any project at which Seller or one of its Subsidiaries, as applicable, is currently selling residential units.

(f)Section 4.15(f) of the Seller Disclosure Schedule sets forth any so-called “rollback taxes” that, as of the date hereof, are or would reasonably be expected to become due and payable by Seller with respect to the Purchased Assets, together with an estimated amount and description thereof.

(g)Section 4.15(g) of the Seller Disclosure Schedule contains a true and complete list of all letters of credit, bonds and other security provided by Seller or one of its Subsidiaries, as applicable, to any Governmental Authority in connection with the development projects of Seller or any of its Subsidiaries.

Section 4.16. Intellectual Property. (a) Section 4.16(a)(i) of the Seller Disclosure Schedule contains a true and complete list of each of the registrations and applications for registrations and other material Intellectual Property Rights included in the Owned Intellectual Property Rights.

(b)The Licensed Intellectual Property Rights and the Owned Intellectual Property Rights included in the Purchased Assets together constitute all the Intellectual Property Rights necessary to, or used or held for use in, the Business as currently conducted and as planned to be conducted by Buyer. Seller or a Subsidiary of Seller are the sole owners of all material Owned Intellectual Property Rights and hold all right, title and interest in and to all material Owned Intellectual Property Rights and Licensed Intellectual Property Rights, free and clear of any Lien. There exist no material restrictions on the disclosure, use, license or transfer of any of the Owned Intellectual Property Rights. The consummation of the transactions contemplated by this Agreement will not alter, encumber, impair or extinguish any Owned Intellectual Property Rights or Licensed Intellectual Property Rights. None of the Owned Intellectual Property Rights or Licensed Intellectual Property Rights has been adjudged invalid or unenforceable in whole or in part, and, to the Knowledge of Seller, all material Owned Intellectual Property Rights and Licensed Intellectual Property Rights are valid and enforceable.

(c)Neither Seller nor any Subsidiary of Seller, nor the conduct of the Business, has materially infringed, misappropriated or otherwise violated any Intellectual Property Right of any Person, and to the Knowledge of Seller, no Person has materially infringed, misappropriated or otherwise violated any Owned Intellectual Property Right. There is no claim, action, suit, investigation or proceeding pending against, or, to the Knowledge of Seller, threatened against or affecting, Seller, any of its Subsidiaries, the Business or any Purchased Assets (i) based upon, or challenging or seeking to deny or restrict, the validity, scope or enforceability of, or the rights of Seller or any Subsidiary of Seller in, any of the material Owned Intellectual Property Rights or Licensed Intellectual Property Rights, (ii) alleging that any material Owned Intellectual Property Rights, Licensed Intellectual Property Rights, or the use thereof in the conduct of the Business does or may conflict with or otherwise violate any rights of any Person or (iii) alleging that Seller or any Subsidiary of Seller, or any services provided, processes used or products manufactured, used, imported or sold with respect to the Business has materially infringed, misappropriated or otherwise violated any Intellectual Property Right of any Person. Neither Seller nor any Subsidiary of Seller has received from any Person an offer to license any Intellectual Property Rights of such Person for use in the Business.

(d)Seller and its Subsidiaries have taken reasonable steps in accordance with normal industry practice to maintain the confidentiality of all material Intellectual Property Rights, the value of which to the Business is contingent upon maintaining the confidentiality thereof, and none of such Intellectual Property Rights has been disclosed other than to parties bound by written confidentiality agreements.

(e)Section 4.16(e) of the Seller Disclosure Schedule contains a true and complete list of each Building Design, and with respect to each such Building Design, all agreements pursuant to which Seller or any of its Subsidiaries has obtained any rights with respect to such Building Design.

(f)To the extent any Building Design or Intellectual Property Right relating to any Building Design has been developed, created or contributed to, by a third party (including any current or former employee of Seller and its Subsidiaries), Seller or one of its Subsidiaries, as the case may be, has a written agreement with such third party with respect thereto, and Seller or one of its Subsidiaries thereby either (i) has obtained ownership of and is the exclusive owner of, or (ii) has obtained a valid and unrestricted right to exploit, sufficient for the conduct of its business as currently conducted or proposed to be conducted, such Building Design or Intellectual Property Right.

(g)The IT Assets included in the Purchased Assets operate and perform in a manner that permits the conduct of the Business as currently conducted and as planned to be conducted by Buyer. Seller has implemented reasonable backup and disaster recovery technology with respect to such IT Assets, and to the Knowledge of Seller, no Person has gained unauthorized access to such IT Assets.

Section 4.17. Insurance Coverage. Section 4.17 of the Seller Disclosure Schedule contains a list of all insurance policies and fidelity bonds relating to Seller, the Purchased

Assets, the business and operations of the Business and its officers and employees, other than the Title Insurance Policies (collectively, the “Insurance Policies”). There is no claim by Seller pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds or in respect of which such underwriters have reserved their rights. All premiums payable under the Insurance Policies have been timely paid and Seller has otherwise complied fully with the terms and conditions of the Insurance Policies. The Insurance Policies (or other policies and bonds providing substantially similar insurance coverage) have been in effect since January 1, 2009 and remain in full force and effect. The Insurance Policies are of the type and in amounts customarily carried by Persons conducting businesses similar to the Business. Seller does not know of any threatened termination of, premium increase with respect to, or material alteration of coverage under, any Insurance Policy. After the Closing, Seller shall continue to have coverage under the Insurance Policies with respect to events occurring prior to the Closing.

Section 4.18. Licenses and Permits. Section 4.18 of the Seller Disclosure Schedule correctly describes each Permit, together with the name of the Governmental Authority issuing such Permit. Except as set forth on Section 4.18 of the Seller Disclosure Schedule, (i) the Permits are valid and in full force and effect, (ii) neither Seller nor any of its Subsidiaries is in default under, and no condition exists that with notice or lapse of time or both would constitute a default under, the Permits and (iii) none of the Permits will be terminated or impaired or become terminable, in whole or in part, as a result of the transactions contemplated hereby. Upon consummation of such transactions, Buyer will, assuming the related Consents have been obtained prior to the Closing Date, have all of the right, title and interest in all the Permits.

Section 4.19. Inventories. The inventories set forth in the Balance Sheet were properly stated therein at the lesser of cost or fair market value determined in accordance with GAAP consistently maintained and applied by Seller. Since the Balance Sheet Date, the inventories related to the Business have been maintained in the ordinary course of business. All such inventories are owned free and clear of all Liens. All of the inventories recorded on the Balance Sheet consist of, and all inventories related to the Business on the Closing Date will consist of, items of a quality usable or saleable in the normal course of the Business consistent with past practices and are and will be in quantities sufficient for the normal operation of the Business in accordance with past practice.

Section 4.20. Receivables. All accounts, notes receivable and other receivables (other than receivables collected since the Balance Sheet Date) reflected on the Balance Sheet are, and all accounts and notes receivable of Seller at the Closing Date will be, valid, genuine and fully collectible in the aggregate amount thereof, subject to normal and customary trade discounts, less any reserves for doubtful accounts recorded on the Balance Sheet. All accounts, notes receivable and other receivables arising out of or relating to the Business at the Balance Sheet Date have been included in the Balance Sheet, in accordance with GAAP applied on a consistent basis.

Section 4.21. Selling Documents. None of the documents or information delivered to Buyer in connection with the transactions contemplated by this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein not misleading. The financial projections relating to the Business delivered to Buyer are made in good faith and are based upon reasonable assumptions, and Seller is not aware of any fact or set of circumstances that would lead it to believe that such projections are incorrect or misleading in any material respect.

Section 4.22. Finders’ Fees. Except for Zelman Partners LLC (“Zelman Partners”), whose fees and expenses will be paid by Seller, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Seller who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

Section 4.23. Employees. Section 4.23 of the Seller Disclosure Schedule sets forth a true and complete list of (a) the names, titles, location, annual salaries and other compensation of all employees of the Business, and whether active or inactive, and (b) the wage rates for non-salaried employees of the Business (by classification). None of such employees and no other key employee of the Business has indicated to Seller that he or she intends to resign or retire as a result of the transactions contemplated by this Agreement or otherwise within one year after the Closing Date. None of such employees is subject to a collective bargaining agreement.

Section 4.24. Environmental Matters. (a)

(i)In connection with or relating to the Purchased Assets, Business or Real Property, no notice, notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed and no investigation, action, claim, suite, proceeding or review is pending or, to Seller’s Knowledge, threatened by any Governmental Authority or other Person with respect to any matters relating to the Purchased Assets, Business or Real Property and relating to or arising out of any Environmental Law.

(ii)There are no liabilities arising in connection with or in any way relating to Seller, Purchased Assets, Business or Real Property of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, arising under or relating to any Environmental Law, and there are no facts, events, conditions, situations or set of circumstances which could reasonably be expected to result in or be the basis for any such liability.

(iii)No polychlorinated biphenyls, radioactive material, lead, asbestos- containing material, incinerator, sump, surface impoundment, lagoon, landfill, septic, wastewater treatment or other disposal system or underground storage tank (active or inactive) is or has been present at, on or under any Real Property or in any Purchased Asset or any other property now or previously owned, leased or operated by Seller.

(iv)No Hazardous Substance has been discharged, disposed of, dumped, injected, pumped, deposited, spilled, leaked, emitted or released at, on or under any Real Property or any other property now or previously owned, leased or operated by Seller.

(v)No Real Property nor property now or previously owned, leased or operated by Seller nor any property to which Hazardous Substances located on or resulting from the use of any Purchased Asset or Real Property have been transported nor any property to which Seller has, directly or indirectly, transported or arranged for the transportation of any Hazardous Substances is listed or, to Seller’s Knowledge, proposed for listing on the National Priorities List promulgated pursuant to CERCLA, on CERCLIS (as defined in CERCLA) or on any similar federal, state, local or foreign list of sites requiring investigation or cleanup.

(vi)Seller is in compliance with all Environmental Laws and has and is in compliance with all Environmental Permits; such Environmental Permits are valid and in full force and effect and assuming the related Required Consents and Other Consents have been obtained prior to the Closing Date, are transferable and will not be terminated or impaired or become terminable as a result of the transactions contemplated hereby.

(b)There has been no environmental investigation, study, audit, test, review or other analysis conducted of which Seller has Knowledge in relation to any Purchased Asset or Real Property any other property or facility now or previously owned or leased by Seller which has not been delivered to Buyer at least 10 days prior to the date hereof.

(c)None of the Purchased Assets or the Real Property is located in New Jersey or Connecticut.

(d)For purposes of this Section, the term “Seller” shall include any entity which is, in whole or in part, a predecessor of Seller.

Section 4.25. Taxes. (a) Each of Seller and its Subsidiaries has timely paid, or caused to be paid, all Taxes required to be paid, the non-payment of which would result in a Lien on any Purchased Asset, would otherwise adversely affect the Business or would result in Buyer becoming liable or responsible therefor.

(b)Each of Seller and its Subsidiaries has established, in accordance with GAAP applied on a basis consistent with that of preceding periods, adequate reserves for the payment of, and will timely pay, all Taxes which arise from or with respect to the Purchased Assets or the operation of the Business and are incurred in or attributable to a Pre-Closing Tax Period, the non-payment of which would result in a Lien on any

Purchased Asset, would otherwise adversely affect the Business or would result in Buyer becoming liable therefor.

(c)All Tax Returns in respect of the Business and the Purchased Assets required to have been filed have been or will be timely filed (taking into account any extension of time to file granted or obtained) and are true and correct in all material respects.

(d)No Tax Returns are required to be filed in connection with the Business or the Purchased Assets in any jurisdiction in which such Tax Returns are not currently being filed.

(e)Neither Seller nor any of its Subsidiaries has received from any Taxing Authority any written notice of proposed adjustment, deficiency or underpayment of any Taxes relating to the Business or the Purchased Assets, other than a proposed adjustment, deficiency or adjustment that has been satisfied by payment or settlement, or withdrawn.

(f)There is no claim, audit, action, suit, proceeding or investigation now pending or, to Seller’s Knowledge, threatened with respect to Taxes of the Business or the Purchased Assets.

(g)To the Knowledge of Seller, each of Stonegate and UC Ventures has filed all Tax Returns that it is required to file when due in accordance with all Applicable Laws; all such Tax Returns are true and complete in all respects; and all Taxes due and payable by Stonegate or UC Ventures have been timely paid, or withheld and remitted, to the appropriate Taxing Authority, including, without limitation, employment and sales Taxes.

(h)To the Knowledge of Seller, no deficiencies for Taxes have been proposed, asserted or assessed in writing against Stonegate or UC Ventures.

(i)To the Knowledge of Seller, no election has been made under Treasury Regulations Section 301.7701-3 or any similar provision of Tax law to treat Stonegate or UC Ventures as an association or corporation and each of Stonegate and UC Ventures has been treated as a partnership for U.S. federal and state income tax purposes at all times since its formation.

(j)To the Knowledge of Seller, neither Stonegate nor UC Ventures holds any equity interest, security or other ownership interest in any entity.

ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF BUYER

Subject to Section 14.03, except as disclosed in the Buyer Disclosure Schedule, Buyer represents and warrants to Seller as of the date hereof and as of the Closing Date that:

Section 5.01. Corporate Existence and Power. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware and has all corporate powers and all material governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted.

Section 5.02. Corporate Authorization. The execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby are within the corporate powers of Buyer and have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement constitutes a valid and binding agreement of Buyer.

Section 5.03. Governmental Authorization. The execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby require no material action by or in respect of, or material filing with, any Governmental Authority other than compliance with any applicable requirements of the 1934 Act.

Section 5.04. Noncontravention. The execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) violate the certificate of incorporation or bylaws of Buyer or (ii) assuming compliance with the matters referred to in Section 5.03, violate any material Applicable Law.

Section 5.05. Financing. Buyer has, or will have prior to the Closing, sufficient cash, available lines of credit or other sources of immediately available funds to enable it to make payment of the Purchase Price.

Section 5.06. Litigation. There is no action, suit, investigation or proceeding (or any basis therefor) pending against, or to the knowledge of Buyer threatened against or affecting, Buyer before (or, in the case of threatened actions, suits, investigations or proceedings, would be before) any Governmental Authority or arbitrator which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement.

ARTICLE 6 COVENANTS OF SELLER

Seller agrees that:

Section 6.01. Conduct of the Business. From the date hereof until the Closing Date, Seller shall conduct the Business in the ordinary course consistent with past practice and use its best efforts to (i) preserve intact the present business organization of the Business, (ii) maintain in effect all foreign, federal, state and local Permits, (iii) keep available the services of the directors, officers and key employees of Seller and (iv) maintain satisfactory relationships with the customers, lenders, suppliers and others having material business relationships of the Business. Without limiting the generality of the foregoing, except as expressly contemplated by this Agreement, neither Seller nor any of its Subsidiaries shall:

(a)make any Restricted Payment;

(b)incur any capital expenditures or any obligations or liabilities, except for those contemplated by the 2014 Operating Budget;

(c)acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets (including any real property assets), securities, properties, interests or businesses, other than (i) supplies in the ordinary course of business in a manner that is consistent with past practice and (ii) those acquisitions expressly contemplated by the 2014 Operating Budget;

(d)sell, lease, sublicense, license, assign, abandon, transfer or otherwise dispose of, or create or incur any Lien on, any Purchased Assets, other than sales of inventory in the ordinary course of business consistent with past practice;

Lease;

(e)	amend, modify, terminate, enter into, renew or extend any Real Property

(f)other than in connection with actions permitted by Section 6.01(a) or Section 6.01(c), make any loans, advances or capital contributions to, or investments in, any other Person with respect to the Business;

(g)create, incur, assume, suffer to exist or otherwise be liable with respect to any indebtedness for borrowed money or guarantees thereof;

(h)(i) enter into any agreement or arrangement that limits or otherwise restricts in any material respect the conduct of Seller, the Business or any of their respective Affiliates or any successor thereto or that could, after the Closing Date, limit or restrict in any material respect the Business, Buyer or any of their respective Affiliates, from engaging or competing in any line of business, in any location or with any Person or (ii) enter into, amend or modify in any material respect or terminate any contract material to Seller or the Business or otherwise waived, released or assigned any material rights, claims or benefits of the Business;

(i)(i) grant or increase any severance or termination pay to (or amend any existing arrangement with) any director, officer or employee, (ii) increase benefits payable under any existing severance or termination pay policies or employment agreements with employees, officers or directors, (iii) enter into any employment, deferred compensation or other similar agreement (or amend any such existing agreement) with any director, officer or employee, (iv) establish, adopt or amend (except as required by Applicable Law) any collective bargaining, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, compensation, stock option, restricted stock or other benefit plan or arrangement covering any director, officer or employee or (v) increase compensation, bonus or other benefits payable to any director, officer or employee;

(j)change the methods of accounting or accounting practice of Seller, except as required by concurrent changes in GAAP as agreed to by its independent public accountants;

(k)settle, or offer or propose to settle, (i) any litigation, investigation, arbitration, proceeding or other claim involving or against Seller, the Business or the Purchased Assets or (ii) any litigation, arbitration, proceeding or dispute that relates to the transactions contemplated hereby;

(l)take any action that would make any representation or warranty of Seller hereunder, or omit to take any action necessary to prevent any representation or warranty of Seller hereunder from being, inaccurate in any respect at, or as of any time before, the Closing Date; or

(m)	agree, resolve or commit to do any of the foregoing.

Section 6.02. No Solicitation; Other Offers. (a) From the date hereof until the earlier to occur of the Closing and the termination of this Agreement in accordance with its terms, neither Seller nor any of its Subsidiaries shall, nor shall Seller or any of its Subsidiaries authorize or permit any of its or their Representatives to, directly or indirectly,
(i) solicit, initiate or take any action to knowingly facilitate or knowingly encourage the submission of any Acquisition Proposal, (ii) enter into or participate in any discussions or negotiations with, furnish any information relating to Seller or any of its Subsidiaries or afford access to the business, properties, assets, books or records of Seller or any of its Subsidiaries to, otherwise cooperate in any way with, or knowingly assist, participate in, facilitate or encourage any effort by any Third Party that is seeking to make, or has made, an Acquisition Proposal, (iii) grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of Seller or any of its Subsidiaries, or (iv) enter into any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement, option agreement or other similar instrument relating to an Acquisition Proposal. It is agreed that any violation of the restrictions on Seller set forth in this Section 6.02 by any Representative of Seller or any of its Subsidiaries shall be a breach of this Section 6.02 by Seller.

(b)    Seller shall, and shall cause its Subsidiaries and its and their Representatives to, cease immediately and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any Third Party and its Representatives conducted prior to the date hereof with respect to any Acquisition Proposal.

Section 6.03. Access to Information; Confidentiality. (a) From the date hereof until the Closing Date, Seller will (i) give Buyer, its counsel, financial advisors, auditors and other authorized representatives full access to the offices, properties, books and records of Seller and its Affiliates relating to the Business, (ii) furnish to Buyer, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information relating to the Business as such Persons may reasonably request and (iii) instruct the employees, counsel and financial advisors of Seller and its Affiliates to cooperate with Buyer in its investigation of the Business. Any investigation pursuant to this Section shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of Seller. No investigation by Buyer or other information received by Buyer shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Seller hereunder. Without limiting the generality of the foregoing, Buyer and its agents, employees, consultants and contractors shall have the right to enter the Real Property to conduct physical inspections, and to perform such soil, engineering, geologic and other tests and inspections, as Buyer shall deem suitable, provided, however, that any tests and inspections pursuant to this Section shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of Seller.

(b)After the Closing, Seller and its Affiliates will hold, and will use their best efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by Applicable Law, all confidential documents and information concerning the Business, except to the extent that such information can be shown to have been (i) previously known on a nonconfidential basis by Seller, (ii) in the public domain through no fault of Seller or its Affiliates or (iii) later lawfully acquired by Seller from sources other than those related to its prior ownership of the Business. The obligation of Seller and its Affiliates to hold any such information in confidence shall be satisfied if they exercise the same care with respect to such information as they would take to preserve the confidentiality of their own similar information.

(c)On and after the Closing Date, subject to Applicable Law, Seller and its Affiliates will afford promptly to Buyer and its agents reasonable access to its books of account, financial and other records (including accountant’s work papers), information, employees and auditors to the extent necessary or useful for Buyer in connection with any audit, investigation, dispute or litigation or any other reasonable business purpose relating to the Business; provided that any such access by Buyer shall not unreasonably interfere with the conduct of the business of Seller.

Section 6.04. Notices of Certain Events. Prior to the Closing Date, Seller shall promptly notify Buyer of:

(a)any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(b)any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement;

(c)any actions, suits, claims, investigations or proceedings commenced or, to its Knowledge threatened against, relating to or involving or otherwise affecting Seller, the Business or the Purchased Assets that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.10 or that relate to the consummation of the transactions contemplated by this Agreement;

(d)the damage or destruction by fire or other casualty of any Purchased Asset or part thereof or in the event that any Purchased Asset or part thereof becomes the subject of any proceeding or, to the Knowledge of Seller, threatened proceeding for the taking thereof or any part thereof or of any right relating thereto by condemnation, eminent domain or other similar governmental action;

(e)any inaccuracy of any representation or warranty contained in this Agreement at any time during the term hereof that could reasonably be expected to cause the conditions set forth in Sections 11.02(a) not to be satisfied; and

(f)any failure of Seller to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder;

provided, however, that the delivery of any notice pursuant to this Section 6.04 shall not limit or otherwise affect the remedies available hereunder to the party receiving that notice.

Section 6.05. Non-Competition; Non-Solicitation. (a) During the period beginning on the Closing Date and ending on the fifth anniversary of the Closing Date (the “Non- Compete Period”), Seller shall not, and shall not allow any of its respective Affiliates to, directly own any interest in, manage, control, participate in (whether as an owner, operator, franchisor, franchisee, creditor, advisor, representative or otherwise), consult, render services, organize, plan to organize or in any manner engage, or make preparation to engage, in any homebuilding business or enterprise in North Carolina, South Carolina or Tennessee (a “Competitive Business”). Seller expressly acknowledges and agrees that each and every restriction imposed by this Section 6.05(a) is reasonable with respect to subject matter, time period and geographical area.

(b)Seller agrees that, during the period beginning on the Closing Date and ending on the fifth anniversary of the Closing Date, without the prior written consent of Buyer, it shall not, and shall not permit any of its Affiliates to, directly or indirectly,

(i)solicit for the purpose of offering employment to or hiring (whether as an employee, consultant, agent, independent contractor or otherwise) or hire any Hired Employee without the prior written consent of Buyer; or

(ii)solicit or attempt to induce any supplier or other material business relation of the Business into any business relationship which might materially harm

Buyer or any of its Affiliates or disparage the Buyer or any of its Affiliates or any of their respective officers, directors, principals or employees.

Section 6.06. Payment of Excluded Liabilities; Limitations on Distributions and Dissolution. (a) Seller shall pay in full, or make adequate provision for the payment in full of, all of the Excluded Liabilities for which payment is not made pursuant to Section 2.08. If any such Excluded Liabilities are not so paid or provided for, or if Buyer reasonably determines that failure to make any payments will impair Buyer’s use or enjoyment of the Purchased Assets or the conduct of the Business as heretofore conducted by Seller and as presently planned to be conducted by Buyer, Buyer may, at any time after the Closing Date, elect to make all such payments directly (but shall have no obligation to do so) and set off and deduct the full amount of all such payments from any payments that become payable to Seller pursuant to Section 3.01.

(b)    Seller shall not dissolve, or make any distribution of the proceeds received pursuant to this Agreement to its Affiliates or its equityholders, until Seller’s payment, or adequate provision for the payment, of all of its obligations pursuant to this Section 6.06 and, in any event, shall hold at least $200,000 until the earlier to occur of (i) the date of the final determination of Final Total Assets as set forth in Section 2.9, or (ii) the payment of the amount of any adjustment to the Purchase Price as set forth in Section 2.10.

Section 6.07. Warranty Services Agreement. At the Closing, Seller and Buyer shall enter into the Warranty Services Agreement pursuant to which Buyer or an Affiliate of Buyer shall provide repair services to purchasers of homes from Seller prior to the Closing Date that Seller is obligated to deliver pursuant to (i) the terms of the warranty provisions of any sales agreements or (ii) any obligation imposed by Applicable Law, including but not limited to any legal duty of workman like construction using ordinary care. The cost for such services as specified in the Warranty Services Agreement shall be satisfied first from any amounts available in the Warranty Account and thereafter shall be paid directly by Seller.

Section 6.08. Seller Insurance Policies. (a) Seller shall use its reasonable best efforts to provide that Buyer is named as an additional insured with respect to each of the Insurance Policies, including all those identified on Section 4.17 of the Seller Disclosure Schedule.

(b)    Seller shall take all steps required to maintain coverage under any Insurance Policies for at least two years following the Closing Date.

ARTICLE 7 COVENANTS OF BUYER

Buyer agrees that:

Section 7.01. Confidentiality. Prior to the Closing Date and after any termination of this Agreement, Buyer and its Affiliates will hold, and will use their best efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by Applicable Law, all confidential documents and information concerning the Business or Seller furnished to Buyer or its Affiliates in connection with the transactions contemplated by this Agreement, except to the extent that such information can be shown to have been (i) previously known on a nonconfidential basis by Buyer, (ii) in the public domain through no fault of Buyer or
(iii)later lawfully acquired by Buyer from sources other than Seller; provided that Buyer may disclose such information to its officers, directors, employees, accountants, counsel, consultants, advisors and agents in connection with the transactions contemplated by this Agreement and to its lenders or other Persons in connection with obtaining the financing for the transactions contemplated by this Agreement so long as such Persons are informed by Buyer of the confidential nature of such information and are directed by Buyer to treat such information confidentially. The obligation of Buyer and its Affiliates to hold any such information in confidence shall be satisfied if they exercise the same care with respect to such information as they would take to preserve the confidentiality of their own similar information.

Section 7.02. Foreign Qualifications. Within thirty (30) days after the Closing Date, Seller shall be duly qualified to do business as a foreign company and shall be in good standing in the states of North Carolina, South Carolina and Tennessee.

ARTICLE 8 COVENANTS OF BUYER AND SELLER

Buyer and Seller agree that:

Section 8.01. Reasonable Best Efforts; Further Assurances. (a) Subject to the terms and conditions of this Agreement, Buyer and Seller will use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under Applicable Law to consummate the transactions contemplated by this Agreement, including (i) preparing and filing as promptly as practicable with any Governmental Authority or other third party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and (ii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Authority or other third party that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement; provided that the parties hereto understand and agree that the reasonable best efforts of any party hereto shall not be deemed to include (i) entering into any settlement, undertaking, consent decree, stipulation or agreement with any Governmental Authority in connection with the transactions contemplated hereby or (ii) divesting or otherwise holding separate (including by establishing a trust or otherwise), or taking any other action (or otherwise agreeing to do any of the foregoing) with respect to the Business or the Purchased Assets or any assets or business of Buyer or any of its Affiliates. Seller and Buyer agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement and to vest in Buyer good and, in the case of owned Real Property, marketable title to the Purchased Assets.

(b)    Seller hereby constitutes and appoints, effective as of the Closing Date, Buyer and its successors and assigns as the true and lawful attorney of Seller with full power of substitution in the name of Buyer, or in the name of Seller but for the benefit of Buyer, (i) to collect for the account of Buyer any items of Purchased Assets and (ii) to institute and prosecute all proceedings which Buyer may in its sole discretion deem proper in order to assert or enforce any right, title or interest in, to or under the Purchased Assets, and to defend or compromise any and all actions, suits or proceedings in respect of the Purchased Assets. Buyer shall be entitled to retain for its own account any amounts collected pursuant to the foregoing powers, including any amounts payable as interest in respect thereof.

Section 8.02. Certain Filings. Seller and Buyer shall cooperate with one another
(i)in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (ii) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers.

Section 8.03. Public Announcements. Seller agrees to obtain Buyer’s written consent prior to any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby.

Section 8.04. WARN Act. The parties agree to cooperate in good faith to determine whether any notification may be required under the Worker Adjustment and Retraining Notification Act (the “WARN Act”) as a result of the transactions contemplated by this Agreement. Buyer will be responsible for providing any notification that may be required under the WARN Act with respect to any Hired Employees. Seller will be responsible for providing any notification that may be required under the WARN Act with respect to any employees of the Business that are not Hired Employees, provided that Buyer has given sufficient notice to enable Seller to provide such timely notification. If Buyer fails to provide sufficient notice, Buyer shall be liable for any additional expenditure resulting from the failure to provide notification required under the WARN Act with respect to any employees of the Business.

ARTICLE 9 TAX MATTERS

Section 9.01. Tax Cooperation; Allocation of Taxes. (a) Buyer and Seller agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Business and the Purchased Assets (including access to books and records) as is reasonably necessary for the filing of all Tax Returns, the making of any election relating to Taxes, the preparation for any audit by any Taxing Authority, and the prosecution or defense of any claim, suit or proceeding relating to any Tax. Seller and Buyer shall cooperate with each other in the conduct of any audit or other proceeding relating to Taxes involving the Purchased Assets or the Business.

(b)All Apportioned Tax Obligations shall be allocated between the Pre-Closing Tax Period and the Post-Closing Tax Period based on the number of days of such taxable period included in the Pre-Closing Tax Period and the number of days of such taxable period included in the Post-Closing Tax Period. Seller shall be liable for the proportionate amount of such Apportioned Tax Obligations that is attributable to the Pre-Closing Tax Period, and Buyer shall be liable for the proportionate amount of such Apportioned Tax Obligations that is attributable to the Post-Closing Tax Period. For purposes of Section 2.03(d), the Taxes payable by Stonegate or UC Ventures that relate to a Pre-Closing Tax Period for a Tax period that includes but does not end on the Closing Date (x) in the case of any Taxes other than gross receipts, sales or use Taxes and Taxes based upon or related to income, shall be deemed to include the amount of such Tax for the entire Tax period multiplied by a fraction the numerator of which is the number of days in the Tax period ending on and including the Closing Date and the denominator of which is the number of days in the entire Tax period, and (y) in the case of any Tax based upon or related to income and any gross receipts, sales or use Tax, shall be deemed to include the amount that would be payable if the relevant Tax period ended on and included the Closing Date.

(c)All Transfer Taxes incurred in connection with the transactions contemplated by this Agreement shall be borne by Seller, other than such Transfer Taxes imposed by the state of Tennessee or any local jurisdiction located within the state of Tennessee, which shall be borne by Buyer. Seller represents and warrants to Buyer that, with respect to the transactions contemplated by this agreement, Seller is entitled to an exemption from Transfer Taxes for isolated, casual or occasional sales in each jurisdiction that would otherwise impose a Transfer Tax on the transactions. Buyer and Seller shall cooperate in providing each other with any appropriate resale exemption certifications and other similar documentation.

(d)Apportioned Tax Obligations and Transfer Taxes shall be timely paid, and all applicable filings, reports and returns shall be filed, as provided by Applicable Law. The paying party shall be entitled to reimbursement from the non-paying party in accordance with Section 9.01(b) or Section 9.01(c), as the case may be; provided that Seller shall not be required to pay any Apportioned Tax Obligations and Transfer Taxes reflected in the Estimated Apportioned Tax Obligations and Transfer Taxes withheld by Buyer pursuant to Section 2.08(d). Upon payment of any Apportioned Tax Obligation or Transfer Tax required to be reimbursed by the other party, the paying party shall present a statement to the non-paying party setting forth the amount of reimbursement to which Buyer or Seller, as the case may be, is entitled under this Section 9.01, together with such supporting evidence as is reasonably necessary to calculate the amount to be reimbursed. Buyer or Seller, as the case may be, shall make such reimbursement promptly but in no event later than 10 days after the presentation of such statement. Any payment not made within such time shall bear shall bear interest from and including the Closing Date to but excluding the date of payment at a rate per annum equal to the prime rate as published in the Wall Street Journal, Eastern Edition in effect from time to time during the period from the Closing Date to the date of payment. Such interest shall be payable at the same time as the payment to which it relates and shall be calculated daily on the basis of a year of 365 days and the actual number of days elapsed.

ARTICLE 10 EMPLOYEE BENEFITS

Section 10.01. ERISA Representations. Seller hereby represents and warrants to Buyer that:

(a)Section 10.01(a) of the Seller Disclosure Schedule contains a correct and complete list identifying each material “employee benefit plan,” as defined in Section 3(3) of ERISA, each employment, severance or similar contract, plan, arrangement or policy and each other plan or arrangement (written or oral) providing for compensation, bonuses, profit-sharing, stock option or other stock- related rights or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, severance benefits and post- employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) which is maintained, administered or contributed to by Seller or any of its ERISA Affiliates and covers any employee or former employee of the Business, or with respect to which Seller or any of its ERISA Affiliates has any liability. Copies of such plans (and, if applicable, related trust or funding agreements or insurance policies) and all amendments thereto and written interpretations thereof have been furnished to Buyer together with the most recent annual report (Form 5500 including, if applicable, Schedule B thereto) and Tax Return (Form 990) prepared in connection with any such plan or trust. Such plans are referred to collectively herein as the “Employee Plans.” Seller has provided Buyer with, or has caused to be provided to Buyer, complete actuarial data (including age, salary, service and related data) as of the most recent practicable date for employees of the Business.

(b)None of Seller, any of its ERISA Affiliates and any predecessor thereof sponsors, maintains or contributes to, or has in the past sponsored, maintained or contributed to, any Employee Plan subject to Title IV of ERISA.

(c)None of Seller, any ERISA Affiliate of Seller and any predecessor thereof contributes to, or has in the past contributed to, any multiemployer plan, as defined in Section 3(37) of ERISA (a “Multiemployer Plan”).

(d)Each Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter, or has pending or has time remaining in which to file, an application for such determination from the Internal Revenue Service, and Seller is not aware of any reason why any such determination letter should be revoked or not be reissued. Seller has made available to Buyer copies of the most recent Internal Revenue Service determination letters with respect to each such Employee Plan. Each
Employee Plan has been maintained in material compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including ERISA and the Code, which are applicable to such Employee Plan. No material events have occurred with respect to any Employee Plan that could result in payment or assessment by or against the Business, Buyer or any of its Affiliates of any material excise taxes under the Code.

(e)There is no current or projected liability in respect of post- employment or post-retirement health or medical or life insurance benefits for retired, former or current employees of the Business, except as required to avoid excise tax under Section 4980B of the Code.

(f)All contributions and payments accrued under each Employee Plan, determined in accordance with prior funding and accrual practices, as adjusted to include proportional accruals for the period ending on the Closing Date, will be discharged and paid on or prior to the Closing Date except to the extent (i) reflected as a liability on the Closing Balance Sheet or (ii) is an Excluded Liability. There has been no amendment to, written interpretation of or announcement (whether or not written) by Seller or any of its Affiliates relating to, or change in employee participation or coverage under, any Employee Plan which would increase materially the expense of maintaining such Employee Plan above the level of the expense incurred in respect thereof for the most recent fiscal year ended prior to the date hereof.

(g)There is no contract, plan or arrangement (written or otherwise) covering any employee or former employee of the Business that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to the terms of Sections 280G of the Code.

(h)The Purchased Assets are not now nor will they after the passage of time be subject to any Lien imposed under Code Section 412(n) by reason of the failure of Seller or its Affiliates to make timely installments or other payments required by Code Section 412.

(i)No Hired Employee will become entitled to any bonus, retirement, severance, job security or similar benefit, or the enhancement of any such benefit, as a result of the transactions contemplated hereby.

(j)There is no action, suit, investigation, audit or proceeding pending against or involving or, to the Knowledge of Seller, threatened against or involving, any Employee Plan before any arbitrator or any Governmental Authority.

Section 10.02. Employees and Offers of Employment. On or prior the Closing Date, Buyer may offer employment to active employees of the Business. Any such offers shall be at such salary or wage and benefit levels and on such other terms and conditions as Buyer shall in its sole discretion deem appropriate and shall be subject to Buyer’s standard employment application process (which shall include background checks). The employees who accept and commence employment with Buyer are hereinafter collectively referred to as the “Hired Employees.” Seller will not take, and will cause each of its subsidiaries not to take, any action which would impede, hinder, interfere or otherwise compete with Buyer’s effort to hire any Hired Employees. Buyer shall not assume responsibility for any Hired Employee until such employee commences employment with Buyer.

Section 10.03. Seller’s Employee Benefit Plans. (a) Seller shall retain all obligations and liabilities under the Employee Plans in respect of each employee or former employee (including any beneficiary thereof) who is not a Hired Employee. Except as expressly set forth herein, Seller or its designated Affiliate shall retain all liabilities and obligations in respect of benefits accrued as of the Closing Date by Hired Employees under the Employee Plans, and neither Buyer nor any of its Affiliates shall have any liability with respect thereto. No assets of any Employee Plan shall be transferred to Buyer or any of its Affiliates or to any plan of Buyer or any of its Affiliates. Accrued benefits or account balances of Hired Employees under the Employee Plans shall be fully vested as of the Closing Date.

(b)With respect to the Hired Employees (including any beneficiary or dependent thereof), Seller shall retain all liabilities and obligations arising under the Employee Plans to the extent any such liability or obligation relates to the period prior to the Closing Date, including proportional accruals through the Closing Date and including liabilities and obligations in respect of accruals through the Closing Date under any bonus plan or arrangement, any vacation plans, arrangements and policies.

Section 10.04. Buyer Benefit Plans. (a) Buyer or one of its Affiliates will recognize all service of the Hired Employees with Seller or any of its Affiliates, only for purposes of eligibility to participate in those employee benefit plans, within the meaning of Section 3(3) of ERISA, in which the Hired Employees are enrolled by Buyer or one of its Affiliates immediately after the Closing Date.

Section 10.05. No Third Party Beneficiaries. No provision of this Article shall create any third party beneficiary or other rights in any employee or former employee (including any beneficiary or dependent thereof) of Seller or of any of its subsidiaries in respect of continued employment (or resumed employment) with either Buyer or the Businesses or any of their Affiliates and no provision of this Article 10 shall create any such rights in any such Persons in respect of any benefits that may be provided, directly or indirectly, under any Employee Plan or any plan or arrangement which may be established by Buyer or any of its Affiliates. No provision of this Agreement shall constitute a limitation on rights to amend, modify or terminate after the Closing Date any such plans or arrangements of Buyer or any of its Affiliates or change the at-will employment of any Hired Employee or of any employee of the Business.

ARTICLE 11 CONDITIONS TO CLOSING

Section 11.01. Conditions to Obligations of Buyer and Seller. The obligations of Buyer and Seller to consummate the Closing are subject to the satisfaction of the following conditions:

(a)The Seller Stockholder Approval shall have been obtained in accordance with Applicable Law and be in full force and effect.

(b)No temporary restraining order, preliminary injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition prohibiting the consummation of the Closing shall be in effect; nor shall any Applicable Law be enacted, entered or enforced which prohibits the consummation of the Closing.

(c)All actions by or in respect of or filings with any Governmental Authority required to permit the consummation of the Closing shall have been taken, made or obtained.

Section 11.02. Conditions to Obligation of Buyer. The obligation of Buyer to consummate the Closing is subject to the satisfaction of the following further conditions:

(a)(i) Seller shall have performed in all material respects all of its obligations hereunder required to be performed by it on or prior to the Closing Date and (ii) the representations and warranties of Seller contained in this Agreement and in any certificate or other writing delivered by Seller pursuant hereto (A) that are qualified by materiality or Material Adverse Effect shall be true at and as of the Closing Date as if made at and as of such date, and (B) that are not qualified by materiality or Material Adverse Effect shall be true in all material respects at and as of the Closing Date as if made at and as of such time,

(b)There shall not have occurred and be continuing as of or otherwise arisen before the Closing any event, occurrence, revelation or development of a state of circumstances or facts which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

(c)Seller shall have delivered to Buyer a certificate of Seller, executed by the President of Seller, that each of the conditions set forth in Section 11.02(a) and Section 11.02(b) has been satisfied.

(d)(i) There shall not be threatened, instituted or pending any action or proceeding by any Person before any Governmental Authority, (A) seeking to restrain, prohibit or otherwise interfere with the ownership or operation by Buyer or any of its Affiliates of all or any material portion of the Purchased Assets or the business or assets of Buyer or any of its Affiliates or to compel Buyer or any of its Affiliates to dispose of all or any material portion of the Purchased Assets or of Buyer or any of its Affiliates or (B) seeking to require divestiture by Buyer or any of its Affiliates of any Purchased Assets or any business or assets of Buyer or any of its Affiliates and (ii) there shall not be any action taken, or any Applicable Law proposed, enacted, enforced, promulgated, issued or deemed applicable to the purchase of the Purchased Assets, by any Governmental Authority that, in the reasonable judgment of Buyer could, directly or indirectly, result in any of the consequences referred to in clauses (A) or (B) above.

(e)(i) The Key Employee Arrangements shall be delivered to Buyer and shall be in full force and effect upon the Closing and none of the Key Employees shall have revoked his acceptance of employment with Buyer or otherwise communicated to Buyer his intention not to commence employment with Buyer or continue employment with Seller, as applicable, following the Closing Date, (ii) the Non-Compete Agreements shall be delivered to Buyer and shall be in full force and effect upon the Closing, and (iii) the Equityholder Support Agreements shall be delivered to Buyer and shall be in full force and effect upon the Closing.

(f)Buyer shall have conducted any and all confirmatory due diligence with respect to the Purchased Assets and the Business that it deems necessary or advisable, including an environmental audit (including testing, if desired) of the Purchased Assets (including the Real Property) and of any other property or assets now or previously owned, leased or operated by Seller, the results of which shall be satisfactory to Buyer in its sole discretion. Buyer and Seller acknowledge and agree that the condition set forth in this Section 11.02(f) shall be deemed satisfied unless Buyer provides Seller with written notice on or prior to February 15, 2014 that the results of its confirmatory due diligence with respect to the Purchased Assets and the Business has been unsatisfactory.

(g)Seller shall have received each Consent identified on Section 11.02(g) of the Seller Disclosure Schedule, in each case in form and substance reasonably satisfactory to Buyer, and no such Consent shall have been revoked.

(h)Buyer shall have received, in form satisfactory to Buyer, Payout Letters and Lien Terminations evidencing payment at the Closing of the Closing Repaid Indebtedness, as well as evidence reasonably satisfactory to Buyer of the satisfaction at the Closing of all other accrued liabilities of Seller.

(i)On or before the Closing Date (i) Buyer shall have obtained ALTA extended coverage form of owner’s title insurance policies, or binders to issue the same, dated the Closing Date and in amounts satisfactory to Buyer insuring or committing to insure, at ordinary premium rates without any requirement for additional premiums, good and marketable title to the Owned Real Property being transferred pursuant to the terms of this Agreement free and clear of any Liens (each a “Buyer’s Title Insurance Policy”) and (ii) Seller shall have delivered to Buyer recent ALTA surveys of such Owned Real Property and “no change” affidavits sufficient for the applicable title insurance company to provide full survey coverage in each Buyer’s Title Insurance Policy.

(j)(i) Seller shall have delivered to Buyer a certification, signed under penalties of perjury and dated not more than 30 days prior to the Closing Date, that satisfies the requirements of Treasury Regulation Section 1.1445-2(b)(2) and confirms that Seller is not a “foreign person” as defined in Section 1445 of the Code and (ii) CHI shall have delivered to Buyer a certification, signed under penalties of perjury and dated not more than 30 days prior to the Closing Date, that satisfies the requirements of Treasury Regulation Section 1.1445-2(b)(2) and confirms that CHI is not a “foreign person” as defined in Section 1445 of the Code..

Section 11.03. Conditions to Obligation of Seller. The obligation of Seller to consummate the Closing is subject to the satisfaction of the following further conditions:

(a)(i) Buyer shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Closing Date,
(ii)the representations and warranties of Buyer contained in this Agreement and in any certificate or other writing delivered by Buyer pursuant hereto shall be true in all material respects at and as of the Closing Date, as if made at and as of such date and (iii) Seller shall have received a certificate signed by the Chief Executive Officer of Buyer to the foregoing effect.

(b)Buyer shall have received all consents, authorizations or approvals from the Governmental Authorities referred to in Section 5.03, in each case in form and substance reasonably satisfactory to Seller, and no such consent, authorization or approval shall have been revoked.

ARTICLE 12 SURVIVAL; INDEMNIFICATION

Section 12.01. Survival. The representations and warranties of the parties hereto contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Closing until the second anniversary of the Closing Date; provided that the representations and warranties in Sections 4.01, 4.02, 4.03, 4.04, 4.22, 4.24 and Section 4.25 and Article 10 (the “Fundamental Representations”) shall survive indefinitely or until the latest date permitted by law. The covenants and agreements of the parties hereto contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Closing indefinitely or for the shorter period explicitly specified therein, except that for such covenants and agreements that survive for such shorter period, breaches thereof shall survive indefinitely or until the latest date permitted by law. Notwithstanding the preceding sentences, any breach of covenant, agreement, representation or warranty in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding sentence, if notice of the inaccuracy thereof giving rise to such right of indemnity shall have been given to the party against whom such indemnity may be sought prior to such time.

Section 12.02. Indemnification. (a) Effective at and after the Closing, Seller hereby indemnifies Buyer, its Affiliates and their respective successors and assignees (the “Buyer Indemnified Parties”) against and agrees to hold each of them harmless from any and all damage, loss, liability and expense (including reasonable expenses of investigation and reasonable attorneys’ fees and expenses in connection with any action, suit or proceeding whether involving a third-party claim or a claim solely between the parties hereto and any incidental, indirect or consequential damages, losses, liabilities or expenses, and any lost profits or diminution in value) (“Damages”) incurred or suffered by the Buyer Indemnified Parties arising out of:

(i)any misrepresentation or breach of warranty (determined without regard to any qualification or exception contained therein relating to materiality or Material Adverse Effect or any similar qualification or standard (each such misrepresentation and breach of warranty a “Warranty Breach”) made by Seller pursuant to this Agreement;

(ii)any breach of covenant or agreement made or to be performed by Seller pursuant to this Agreement;

(iii)	any error in the Balance Sheet; or

(iv)	any Excluded Liability;

regardless of whether such Damages arise as a result of the negligence or strict liability (or any other liability under any theory of law or equity) of Buyer, any of its Affiliates or any of their respective successors and assignees.

(b)    Effective at and after the Closing, Buyer hereby indemnifies Seller, its Affiliates and their respective successors and assignees (the “Seller Indemnified Parties”) against and agrees to hold each of them harmless from any and all Damages incurred or suffered by Seller, any of its Affiliates or any of their respective successors and assignees arising out of any Warranty Breach or breach of covenant or agreement made or to be performed by Buyer pursuant to this Agreement, regardless of whether such Damages arise as a result of the negligence or strict liability (or any other liability under any theory of law or equity) of the Seller Indemnified Parties.

Section 12.03. Third Party Claim Procedures. (a) The party seeking indemnification under Section 12.02 (the “Indemnified Party”) agrees to give prompt notice in writing to the party against whom indemnity is to be sought (the “Indemnifying Party”) of the assertion of any claim or the commencement of any suit, action or proceeding by any third party (“Third Party Claim”) in respect of which indemnity may be sought under such Section. Such notice shall set forth in reasonable detail such Third Party Claim and the basis for indemnification (taking into account the information then available to the Indemnified Party). The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have materially and adversely prejudiced the Indemnifying Party.

(b)The Indemnifying Party shall be entitled to participate in the defense of any Third Party Claim and, subject to the limitations set forth in this Section, shall be entitled to control and appoint lead counsel for such defense, in each case at its own expense; provided that prior to assuming control of such defense, the Indemnifying Party must (i) acknowledge that it would have an indemnity obligation for the Damages resulting from such Third Party Claim as provided under this Article 12 and (ii) furnish the Indemnified Party with evidence that the Indemnifying Party has adequate resources to defend the Third Party Claim and fulfill its indemnity obligations hereunder.

(c)The Indemnifying Party shall not be entitled to assume or maintain control of the defense of any Third Party Claim and shall pay the fees and expenses of counsel retained by the Indemnified Party if (i) the Indemnifying Party does not deliver the acknowledgment referred to in Section 12.03(b)(i) within 30 days of receipt of notice of the Third Party Claim pursuant to Section 12.03(a), (ii) the Third Party Claim relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation, (iii) the Indemnified Party reasonably believes an adverse determination with respect to the Third Party Claim would be materially detrimental to the reputation or future business prospects of the Indemnified Party or any of its affiliates, (iv) the Third Party Claim seeks an injunction or equitable relief against the Indemnified Party or any of its affiliates, (v) the Indemnifying Party has failed or is failing to prosecute or defend vigorously the Third Party Claim or (vi) the Third Party Claim relates to Taxes.

(d)If the Indemnifying Party shall assume the control of the defense of any Third Party Claim in accordance with the provisions of this Section 12.03, the Indemnifying Party shall obtain the prior written consent of the Indemnified Party (which shall not be unreasonably withheld) before entering into any settlement of such Third Party Claim, if
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the settlement does not expressly unconditionally release the Indemnified Party and its affiliates from all liabilities and obligations with respect to such Third Party Claim or the settlement imposes injunctive or other equitable relief against the Indemnified Party or any of its affiliates.

(e)In circumstances where the Indemnifying Party is controlling the defense of a Third Party Claim in accordance with paragraphs (b) and (c) above, the Indemnified Party shall be entitled to participate in the defense of any Third Party Claim and to employ separate counsel of its choice for such purpose, in which case the fees and expenses of such separate counsel shall be borne by the Indemnified Party; provided that in such event the Indemnifying Party shall pay the fees and expenses of such separate counsel (i) incurred by the Indemnified Party prior to the date the Indemnifying Party assumes control of the defense of the Third Party Claim or (ii) if representation of both the Indemnifying Party and the Indemnified Party by the same counsel would create a conflict of interest.

(f)Each party shall cooperate, and cause their respective affiliates to cooperate, in the defense or prosecution of any Third Party Claim and shall furnish or cause to be furnished such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

Section 12.04. Direct Claim Procedures. In the event an Indemnified Party has a claim for indemnity under Section 12.02 against an Indemnifying Party that does not involve a Third Party Claim, the Indemnified Party agrees to give prompt notice in writing of such claim to the Indemnifying Party. Such notice shall set forth in reasonable detail such claim and the basis for indemnification (taking into account the information then available to the Indemnified Party). The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have materially and adversely prejudiced the Indemnifying Party. If the Indemnifying Party does not notify the Indemnified Party within 30 days following the receipt of a notice with respect to any such claim that the Indemnifying Party disputes its indemnity obligation to the Indemnified Party for any Damages with respect to such claim, such Damages shall be conclusively deemed a liability of the Indemnifying Party and the Indemnifying Party shall promptly pay to the Indemnified Party any and all Damages arising out of such claim.

Section 12.05. Indemnification Basket And Cap. Notwithstanding anything in this Agreement to the contrary, Seller shall not have any obligation to indemnify any of the Buyer Indemnified Parties in respect of any Damages for which indemnification is claimed under this Agreement, (a) if the Damages associated with any individual claim are less than $50,000 (the “De Minimis Claim Amount”) and (b) unless and until the aggregate of such Damages exceeds $250,000 (the “Basket”), at which point Seller will be obligated to indemnify the Buyer Indemnified Persons from and against all Damages in excess of the Basket; provided, that the De Minimis Claim Amount and Basket shall not apply to Damages relating to fraud, Excluded Liabilities, or Warranty Breaches of Fundamental Representations. The maximum amount of Damages that the Buyer Indemnified Parties shall be entitled to recover pursuant to this Article 12 shall be an aggregate amount equal to $2,000,000 (the “Cap”); provided, that the Cap shall not apply to Damages relating to fraud, Excluded Liabilities, or Warranty Breaches of Fundamental Representations (which claims shall be capped at the Purchase Price, and which Damages shall not, for the avoidance of doubt, be included in the calculation of Damages subject to the Cap).

Section 12.06. Earn-Out Payment Offset. (a) Buyer shall also have the right, but not the obligation, to offset and deduct the amount of any indemnifiable Damages pursuant to Section 12.02(a) from any Earn-Out Payment that is earned and becomes payable pursuant to Section 3.01. In the event that at any time one or more Earn-Out Payments becomes due and payable under Article 3 and Buyer has made a claim for indemnification under Section 12.03 or Section 12.04 and such claim is pending and unresolved at the time an Earn-Out Payment is payable, then Buyer shall be entitled to deduct from such Earn- Out Payment an amount equal to the amount of Buyer’s claim for indemnification (an “Earn-Out Payment Holdback”) until a final determination of such claim is made. Upon final determination or resolution of the indemnification claim for which the Earn-Out Payment Holdback was established, then any portion of the Earn-Out Payment Holdback that is greater than the Damages payable by Seller in respect of such claim shall be paid to Seller within ten (10) Business Days of such final determination; provided that no other claim for indemnification under Section 12.03 or Section 12.04 is pending and unresolved at such time.

(b)The representations, warranties, covenants and obligations of Seller, and the rights and remedies that may be exercised by Buyer based on such representations, warranties, covenants and obligations, will survive and not be limited or affected by any investigation conducted by Buyer or any agent of Buyer with respect to, or any knowledge acquired (or capable of being acquired) by Buyer or any agent of Buyer at any time, whether before or after the execution and delivery of this Agreement or the Closing, with respect to the accuracy or inaccuracy of, or compliance with or performance of, any such representation, warranty, covenant or obligation, and Buyer shall not be required to show that it relied on any such representation, warranty, covenant or obligation of Seller in order to be entitled to indemnification pursuant to this Article 12. The waiver by Buyer of any of the conditions set forth in Article 11 will not affect or limit the provisions of this Article 12.

Section 12.07. Purchase Price Adjustment. Any amount paid by Seller pursuant to this Article 12 shall, for tax purposes, be treated as an adjustment to the Purchase Price.

ARTICLE 13 TERMINATION

Section 13.01. Grounds for Termination. This Agreement may be terminated at any time prior to the Closing:

(a)by mutual written agreement of Seller and Buyer;

(b)by either Seller or Buyer, if the Closing shall not have been consummated on or before April 30, 2014;

(c)by either Seller or Buyer, if consummation of the transactions contemplated hereby would violate any nonappealable final order, decree or judgment of any Governmental Authority having competent jurisdiction;

(d)	by Seller, if the Closing shall not have been consummated by 11:59
p.m. California time on the fifth Business Day after such date that Seller has delivered written notice to Buyer certifying that all of the conditions set forth in Article 11 (other than conditions that by their nature are to be satisfied at the Closing, provided that such conditions will be satisfied at the Closing) have been satisfied (or, in the case of conditions set forth in Section 11.03, waived by Seller); or

(e)by Buyer, three Business Days following delivery of written notice to Seller that Buyer has determined that the condition set forth in Section 11.02(f) is not capable of being satisfied.

The party desiring to terminate this Agreement pursuant to Section 13.01(b), 13.01(c), 13.01(d) or 13.01(e) shall give notice of such termination to the other party.

Section 13.02. Effect of Termination. If this Agreement is terminated as permitted by Section 13.01, such termination shall be without liability of either party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other party to this Agreement; provided that if such termination shall result from the
(i) willful failure of either party to fulfill a condition to the performance of the obligations of the other party, (ii) failure to perform a covenant of this Agreement or (iii) breach by either party hereto of any representation or warranty or agreement contained herein, such party shall be fully liable for any and all Damages incurred or suffered by the other party as a result of such failure or breach. The provisions of Section 7.01, 14.02, 14.05, 14.06 and 14.07 shall survive any termination hereof pursuant to Section 13.01. Notwithstanding anything to the contrary in this Agreement, if Buyer fails for any reason to consummate the purchase contemplated hereunder or otherwise is in breach of this Agreement, the aggregate liability of Buyer and any of its former, current and future direct or indirect equity holders, controlling persons, stockholders, directors, officers, employees, agents, Affiliates, members, managers, general or limited partners or assignees shall be limited to the amount of any Termination Fee that may be payable, whether at law or equity, in contract, in tort or otherwise. None of Buyer or any of its former, current and future direct or indirect equity holders, controlling persons, stockholders, directors, officers, employees, agents, Affiliates, members, managers, general or limited partners or assignees shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement except as expressly provided herein (including Section 14.13).

ARTICLE 14 MISCELLANEOUS

Section 14.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

if to Buyer, to:

UCP, LLC
99 Almaden Boulevard, Suite 400 San Jose, California 95113
Attention: Dustin Bogue, Chief Executive Officer Facsimile No.: (408) 380-7983

with a copy to:

UCP, LLC
548 W. Cromwell, Suite 104
Fresno, California 93711 Attention: W. Allen Bennett, Esq.
Facsimile No.: (559) 439-4477 with a copy to:
Davis Polk & Wardwell LLP 1600 El Camino Real
Menlo Park, California 94025 Attention: Alan Denenberg Facsimile No.: (650) 752-3604

if to Seller, to:

Citizens Homes, Inc. 11811 Eversfield Lane
Charlotte, North Carolina 28269 Attention: Scott Thorson, President Facsimile No.:

with a copy to:

Fox Rothschild LLP
747 Constitution Drive, Suite 100
P.O. Box 673
Exton, Pennsylvania 19341
Attention: Michael S. Harrington, Esq. Facsimile No.: (610) 458-7337

or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

Section 14.02. Amendments and Waivers. (a) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.

(b)    No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 14.03. Disclosure Schedule References. The parties hereto agree that any reference in a particular Section of the Seller Disclosure Schedule or Buyer Disclosure Schedule, as applicable, shall only be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (a) the representations and warranties (or covenants, as applicable) of the relevant party that are contained in the corresponding Section of this Agreement and (b) any other representations and warranties of such party that is contained in this Agreement, but only if the relevance of that reference as an exception to (or a disclosure for purposes of) such representations and warranties would be readily apparent to a reasonable person who has read that reference and such representations and warranties, without any independent knowledge on the part of the reader regarding the matter(s) so disclosed.

Section 14.04. Expenses. (a) Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

(b)In the event that this Agreement is terminated by Seller pursuant to Section 13.01(d), then Buyer shall pay or cause to be paid to Seller in immediately available funds
$500,000 (the “Termination Fee”) within three Business Days after such termination, it being understood that in no event shall Buyer be required to pay the Termination Fee on more than one occasion.

(c)Each party acknowledges that the agreements contained in this Section 14.04 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the other parties would not enter into this Agreement.

(d)NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, IF THE SALE OF THE PURCHASED ASSETS TO BUYER IS

NOT CONSUMMATED DUE TO MATTERS OBLIGATING BUYER TO PAY THE TERMINATION FEE PURSUANT TO THIS SECTION 14.04, THE TERMINATION FEE SHALL BE PAYABLE TO SELLER AS LIQUIDATED DAMAGES. THE PARTIES AGREE THAT IT WOULD BE IMPRACTICABLE AND EXTREMELY DIFFICULT TO ASCERTAIN THE ACTUAL DAMAGES SUFFERED BY SELLER AS A RESULT OF BUYER'S FAILURE TO CONSUMMATE THE PURCHASE OF THE PURCHASED ASSETS PURSUANT TO AND IN ACCORDANCE WITH THE TERMS OF THIS AGREEMENT, AND THAT UNDER THE CIRCUMSTANCES EXISTING AS OF THE DATE OF THIS AGREEMENT, THE LIQUIDATED DAMAGES PROVIDED FOR IN THIS SECTION REPRESENT A REASONABLE ESTIMATE OF THE DAMAGES WHICH SELLER WILL INCUR AS A RESULT OF SUCH FAILURE, AND SELLER'S SOLE AND EXCLUSIVE REMEDY AGAINST BUYER AND ANY BUYER RELATED PARTY IN THE EVENT OF FAILURE TO CLOSE RESULTING FROM BUYER'S DEFAULT SHALL BE LIMITED TO SUCH AMOUNT AND SELLER SHALL HAVE NO RIGHT TO ANY ACTION FOR SPECIFIC PERFORMANCE OF ANY PROVISION OF THIS AGREEMENT. IN CONSIDERATION OF THE PAYMENT OF LIQUIDATED DAMAGES PURSUANT TO THIS SECTION, SELLER WILL BE DEEMED TO HAVE WAIVED ALL OTHER CLAIMS FOR DAMAGES OR RELIEF AT LAW OR IN EQUITY. THE PARTIES ACKNOWLEDGE THAT THE PAYMENT OF SUCH LIQUIDATED DAMAGES IS NOT INTENDED AS A FORFEITURE OR PENALTY BUT IS INTENDED TO CONSTITUTE LIQUIDATED DAMAGES TO SELLER.

Section 14.05. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto; except that Buyer may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to (i) one or more of its Affiliates at any time and (ii) after the Closing Date, to any Person; provided that no such transfer or assignment will relieve Buyer of its obligations hereunder or enlarge, alter or change any obligation of any other party hereto or due to Buyer.

Section 14.06. Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of Delaware, without regard to the conflicts of law rules of such state.

Section 14.07. Jurisdiction. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the Delaware Chancery Court or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 14.01 shall be deemed effective service of process on such party.

Section 14.08. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 14.09. Counterparts; Effectiveness; Third Party Beneficiaries. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

Section 14.10. Entire Agreement. This Agreement and the other Transaction Documents constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

Section 14.11. Bulk Sales Laws. Buyer and Seller each hereby waive compliance by Seller with the provisions of the “bulk sales,” “bulk transfer” or similar laws of any state. Seller agrees to indemnify and hold Buyer harmless against any and all Damages incurred or suffered by Buyer or any of its Affiliates as a result of any failure to comply with any such “bulk sales,” “bulk transfer” or similar laws.

Section 14.12. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 14.13. Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity; provided that, notwithstanding the foregoing, prior to the Closing, Seller shall not be entitled to an injunction or injunctions to prevent breaches of this Agreement by Buyer or any remedy to enforce specifically the terms and provisions of this Agreement and that Seller’s sole and exclusive remedies with respect to any such breach shall be the remedies set forth in Section 14.04.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

UCP,LLC

By: /s/Dustin Bogue
Name:    Dustin Bogue
Title:    Chief Executive Officer

CITIZENS HOMES, INC.

By: /s/Scott Thorson
Name:    Scott Thorson
Title:    President

#85450695v46

ANNEX I

STOCKHOLDERS

EXHIBIT A

FORM OF WRITTEN CONSENT

CITIZENS HOMES, INC.

ACTION OF THE STOCKHOLDERS BY WRITTEN CONSENT PURSUANT TO THE PROVISIONS OF THE
DELAWARE GENERAL CORPORATION LAW

The undersigned, being stockholders of Citizens Homes, Inc., a Delaware corporation (the “Company”), holding at least a majority of the outstanding shares of capital stock of the Company (the “Stockholders”), do hereby consent to and adopt the following Preambles and Resolutions for and on behalf of the Company with the intent that the same shall be valid actions as though adopted at a duly- held meeting of the Stockholders:
WHEREAS, the officers of the Company have negotiated with UCP, LLC, a Delaware limited liability company (“UCP”), for UCP to purchase substantially all of the assets (the “Assets”) and to assume certain of the liabilities (the “Liabilities”) of the Company pursuant the terms and conditions of a certain Purchase and Sale Agreement negotiated by the Company and UCP (the “Purchase Agreement”), a form of which has been presented to the undersigned for their review and approval;

WHEREAS, in consideration of the sale of the Assets and assumption of the Liabilities, UCP has agreed to pay to the Company up to approximately $23,890,139 (subject to the determination of a final purchase price based upon the book value of the assets of the Company as of the closing date and subject to adjustment as set forth in the Purchase Agreement), pursuant to the terms and conditions set forth in the Purchase Agreement (the “Purchase Price”);

WHEREAS, following the closing of the transaction contemplated by the Purchase Agreement, the proceeds of the Purchase Price (less amounts to pay off the Company’s retained liabilities, to hold back funds pursuant to the Purchase Agreement, to pay expenses of the Company related to the Transaction, and for appropriate reserves as determined by the Company’s Board of Directors) shall be distributed to the Stockholders of the Company in accordance with the waterfall spreadsheet presented to the undersigned (the “Waterfall Spreadsheet”), which contemplates a different distribution of the remaining proceeds to the holders of Series A Convertible Preferred Stock and Series A-1 Convertible Preferred Stock than as set forth in the Company’s Amended and Restated Certificate of Incorporation but not affecting the rights of the holders of the Company’s Common Stock (i.e., the holders of Series A Convertible Preferred Stock get their initial investment returned with the remaining proceeds paid to the holders of Series A-1 Convertible Preferred Stock); and

WHEREAS, the undersigned deem it to be in the best interests of the Company to sell the Assets to UCP in accordance with the terms of the Purchase Agreement.

NOW, THEREFORE, BE IT RESOLVED, that the
undersigned hereby approve the Company’s sale of the Assets to UCP in accordance with the terms of the Purchase Agreement; and be it further

RESOLVED, that the proper officers of the Company, acting for and on behalf of the Company, be and hereby are authorized, empowered and directed to execute and deliver the Purchase Agreement in substantially the form presented to the undersigned and to proceed with the transaction as set forth in the Purchase Agreement; and be it further

RESOLVED, that it is hereby directed that following the closing of the transaction contemplated by the Purchase Agreement, the proceeds of the Purchase Price (less amounts to pay off the Company’s retained liabilities, to hold back funds pursuant to the Purchase Agreement, to pay expenses of the Company related to the Transaction, and for appropriate reserves as determined by the Company’s Board of Directors) shall be distributed in accordance with the Waterfall Spreadsheet; and be it further

RESOLVED, that the officers of the Company are hereby authorized to do or cause to be done any and all such acts and things necessary to execute and deliver any and all such further documents and papers as, with the advice of counsel, they deem necessary or appropriate to carry into effect the full intent and purposes of the foregoing resolutions, for and on behalf and in the name of Company; and be it further

RESOLVED, that the officers of the Company are hereby authorized to engage all such counsel, accountants or others as may be desirable under the circumstances for the purposes of assisting in effectuating the foregoing resolutions; and be it further

RESOLVED, that to the extent the Company has performed certain actions or things to effectuate the purposes of the foregoing resolutions, the doing of such actions or things are hereby ratified, approved, confirmed and adopted.

This Action by Written Consent is executed pursuant to the Delaware General Corporation Law and the Bylaws of the Company.
This Action by Written Consent may be executed in one or more counterparts, all of which together shall be one and the same document.
For purposes of this Action by Written Consent, a facsimile copy containing a signature shall be deemed to contain an original signature.
[signature page follows]

IN WITNESS WHEREOF, the undersigned have executed this Action by Written Consent as of the dates set forth below.

STOCKHOLDERS:

If an Individual:

Signature:      Print Name:

Date:

If an Entity:

(Print Entity Name)

Signature:

Print Name:

Print Title:

Date:

EXHIBIT B

FORM OF EQUITYHOLDER SUPPORT AGREEMENT

EQUITYHOLDER SUPPORT AGREEMENT (this “Agreement”), dated as of March 25, 2014, among UCP, LLC, a Delaware limited liability company (“Buyer”), Citizens Homes, Inc., a Delaware corporation (the “Seller”) and the holders of Series A Convertible Preferred Stock and Series A-1 Convertible Preferred Stock of Seller listed on Annex I hereto (each, an “Equityholder” and, collectively, the “Equityholders”).

WHEREAS, the Seller and Buyer propose to enter into a Purchase and Sale Agreement dated as of the date hereof (as amended from time to time, the “Purchase and Sale Agreement”) pursuant to which Buyer and its designated Subsidiaries will purchase the Purchased Assets from Seller (the “Asset Purchase”);

WHEREAS, each Equityholder owns the number of shares of each class of capital stock of the Seller (“Seller Stock”) set forth opposite its name on Annex I hereto (such shares of Seller Stock, the “Subject Shares” of such Equityholder); and

WHEREAS, as a condition to its willingness to enter into the Purchase and Sale Agreement, Buyer has requested that each Equityholder enter into this Agreement.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement, intending to be legally bound, hereby agree as follows:

SECTION 1. Defined Terms. Each capitalized term used herein but not otherwise defined shall have the meaning assigned to such term in the Purchase and Sale Agreement.

SECTION 2. Waiver; Release; and Covenant Not to Sue.

(a)Waiver of Released Claims. With effect from and after the Closing, each Equityholder and each of its respective past and present agents, representatives, employees, officers, directors, managers, Affiliates, controlling persons, shareholders, members, partners, predecessors, successors and assigns (collectively, the “Releasing Persons”), hereby fully releases and forever discharges, to the fullest extent permitted by law, Buyer, the Seller, each of their respective Subsidiaries and each of their respective past, present and future agents, representatives, employees, officers, directors, managers, Affiliates, controlling persons, shareholders, members, partners, predecessors, successors and assigns (including, without limitation, Antonio B. Mon, Scott K. Thorson, Ralph R. Teal, Jr., H. Gilford Edwards, Keith Hinson, David Hughes, and each of their heirs, successors and assigns) (collectively, the “Released Persons”) from any and all rights, claims, demands, actions, causes of action, judgments, obligations, contracts, agreements, debts and liabilities whatsoever, whether known or unknown, suspected or unsuspected, both at law and in equity (including any right, whether arising at law or in equity, to seek indemnification, contribution, cost recovery, damages, or any other recourse or remedy, including as may arise under common law) (collectively, the “Claims”) which any of the Releasing Persons or their respective successors and assigns now has, has ever had or may hereafter have against the respective Released Persons from any transaction, event, occurrence, action or inaction with respect to periods on or prior to the Closing on account of, arising out of, contemplated by, implied or alleged in, or relating in any way to (i) any Released Person’s relationship with the Seller on or prior to the Closing, (ii) any Releasing Person’s investment in Seller, or (iii) the operation of the Seller on or prior to the Closing and/or the consummation of the transactions contemplated by the Purchase and Sale Agreement (the Claims referred to in this sentence, after taking into account the exclusion of the Claims referred to in the proviso to this sentence, the “Released Claims”); provided, however, that the Released Claims shall not include any claims for indemnification made by any such Equityholder (in his role as a an officer of Seller or as a member of Seller’s Board of Directors) that such Equityholder would otherwise have pursuant to a written agreement with Seller previously provided to Buyer and the articles of incorporation and bylaws of Seller. Each Equityholder hereby acknowledges that such Equityholder may hereafter discover facts other than or different from those that it knows or believes to be true with respect to the subject matter of the Released Claims, but, with effect from and after the Closing, such Equityholder hereby expressly waives and fully, finally and forever settles and releases any known or unknown, suspected or unsuspected, asserted or unasserted, contingent or noncontingent claim with respect to the Released Claims, whether or not concealed or hidden, without regard to the subsequent discovery or existence of such different or additional facts. Without limitation of the foregoing, such Equityholder hereby waives the application of any provision of law, including, without limitation, California Civil Code Section 1542, that purports to limit the scope of a general release. Section 1542 of the California Civil Code provides: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him would have materially affected his settlement with the debtor.”

(b)Covenant Not to Sue. With effect from and after the Closing, each Equityholder, on its behalf and on behalf of the applicable Releasing Persons, further agrees not to institute any litigation, lawsuit, claim or similar action or proceeding against any of the Released Persons with respect to any Released Claim.

(c)Effect of Release. Each Equityholder, on its behalf and on behalf of the applicable Releasing Persons, acknowledges and agrees that if such Equityholder or Releasing Person should hereafter make any claim or demand or commence or threaten to commence any action, claim or proceeding against any Released Person with respect to any Released Claim, this Section 2 may be raised as a complete bar to any such action, claim or proceeding, and the applicable Released Person may recover from such Equityholder all costs incurred in connection with such action, claim or proceeding, including attorneys’ fees.

(d)Consultation. Each Equityholder acknowledges and agrees that (i) it has had ample opportunity to consult with its attorneys prior to execution of this Agreement and has done so and (ii) it has knowingly and voluntarily decided to sign and enter into this Agreement.

SECTION 3. Representations and Warranties of Each Equityholder. Each Equityholder, severally and not jointly, hereby represents and warrants to Buyer, as of the date hereof and as of the Closing, that:

(a)Authorization.

(i)If such Equityholder is a natural person, (A) such Equityholder has the legal capacity and has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, and (B) if such Equityholder is married and the Subject Shares constitute community property under Applicable Laws, this Agreement has been duly authorized, executed and delivered by, and constitutes the valid and binding agreement of, such Equityholder’s spouse. If this Agreement is being executed in a representative or fiduciary capacity, the Person signing this Agreement has full power and authority to enter into and perform this Agreement.

(ii)If such Equityholder is not a natural person, (A) such Equityholder has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, (B) the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of such Equityholder, and
(C) this Agreement constitutes the valid and binding obligation of such Equityholder, enforceable against it in accordance with its terms, except as such enforceability may be subject to applicable bankruptcy, reorganization, insolvency, moratorium and similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

(b)Governmental Authorization. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Authority, is required by or with respect to such Equityholder in connection with the execution and delivery of this Agreement by such Equityholder or the consummation by such Equityholder of the transactions contemplated hereby, except for such filings, authorizations, consents and approvals that if not obtained or made would not have a material and adverse effect on the ability of such Equityholder to consummate the transactions contemplated by this Agreement.

(c)Non-contravention. The execution and delivery by such Equityholder of this Agreement and the consummation of the transactions contemplated hereby, does not conflict with or result in any violation of or default under (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under (i) if such Equityholder is not a natural person, any provision of the certificate of incorporation, by-laws or comparable organizational documents of such Equityholder, (ii) any material contract to which such Equityholder is a party or to which it or any of its properties or assets (whether tangible or intangible) is subject or bound, or (iii) any Applicable Law except, in the case of clauses (ii) and (iii), for such conflicts, violations or defaults as would not individually or in the aggregate reasonably be expected to have a material and adverse effect on the ability of such Equityholder to consummate the transactions contemplated by this Agreement.

(d)Ownership of Seller Stock. Such Equityholder is the record and beneficial owner of such Equityholder’s Subject Shares, and owns such Subject Shares, free and clear of any Lien or restriction on the right to vote, sell or otherwise dispose of the Subject Shares.

SECTION 4. Termination. This Agreement and all rights and obligations hereunder shall terminate upon the earlier to occur of (a) the Closing and (b) the termination of the Purchase and Sale Agreement in accordance with its terms; provided that (i) Sections 2, 5(d) and 5(d) shall survive any termination of this Agreement pursuant to clause (a) above, and Sections 4 and 6 shall survive any termination of this Agreement, and (ii) nothing herein shall relieve any party from liability for any fraudulent or willful and bad faith breach of this Agreement.

SECTION 5. Additional Matters.

(a)Each party shall, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as may be required for the purpose of effectively carrying out the transactions contemplated by this Agreement.

(b)No person executing this Agreement who is or becomes during the term hereof a director or officer of the Seller makes any agreement or understanding herein in his or her capacity as a director or officer of the Seller. Each Equityholder signs solely in his, her or its capacity as the record holder and beneficial owner of, or the trustee of a trust whose beneficiaries are the beneficial owners of, such Equityholder’s Subject Shares and nothing in this Agreement shall limit or affect any actions taken by any Equityholder in his capacity as an officer or director of the Seller to the extent not otherwise prohibited by the Purchase and Sale Agreement.

(c)In the event that any Equityholder acquires record or beneficial ownership of, or the power to vote or direct the voting of, any additional voting interest with respect to the Seller, such voting interests shall, without further action of the parties, be subject to the provisions of this Agreement, and the number of Subject Shares set forth on the signature page hereto will be deemed amended accordingly. Such Equityholder shall promptly notify Buyer of any such event.

(d)Each Equityholder agrees that it will not (i) bring, commence, institute, maintain, prosecute, participate in or voluntarily aid any action, claim, suit or cause of action, in law or in equity, in any court or before any governmental entity (an “Action”), which challenges the validity of or seeks to enjoin the operation of any provision of this Agreement or (ii) bring or commence any Action that alleges that the execution and delivery of this Agreement by such Equityholder, or the approval of the Purchase and Sale Agreement by the Board of Directors of the Seller, breaches any fiduciary duty of the Board of Directors of the Seller or any member thereof.

(e)Notwithstanding anything to the contrary contained in this Agreement, in no event shall any Equityholder have any responsibility or liability whatsoever relating to any breach by any other Equityholder of any representation, warranty, covenant or obligation contained in this Agreement.

SECTION 6. General Provisions.

(a)Amendments and Waivers. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

(b)Notice. All notices and other communications hereunder shall be in writing and shall be deemed given and received if properly addressed (i) if delivered personally, by commercial delivery service or by facsimile (with acknowledgment of a complete transmission), on the day of delivery, or (ii) if delivered by internationally recognized courier (appropriately marked for next day delivery), one Business Day after sending, or (iii) if delivered by first class, registered or certified mail (return receipt requested), three Business Days after mailing. Notices shall be deemed to be properly addressed to any party hereto if addressed to Buyer in accordance with Section 14.01 of the Purchase and Sale Agreement and to the Equityholders their respective addresses set forth on Annex I hereto (or at such other address for a party as shall be specified by like notice).

(c)Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section to this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Each party hereto has participated in the drafting of this Agreement, which each party acknowledges and agrees is the result of extensive negotiations among the parties. Wherever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.

(d)Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement. This Agreement shall become effective against Buyer when one or more counterparts have been signed by Buyer and delivered to any Equityholder. This Agreement shall become effective against any Equityholder when one or more counterparts have been executed by such Equityholder and delivered to Buyer. Each party need not sign the same counterpart.

(e)	Entire Agreement; Third-Party Beneficiaries. This Agreement
(i)constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (ii) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder; provided that Sections 2 and 5 are intended to benefit the Released Persons, and each such Person shall be deemed a third-party beneficiary of this Agreement and this Agreement shall be enforceable by such Persons.

(f)Governing Law. This Agreement shall be construed in accordance with, and governed in all respects by, the laws of the State of Delaware, without regard to the laws of such jurisdiction that would require the substantive laws of another jurisdiction to apply.

(g)Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise, by Buyer without the prior written consent of each Equityholder or by any Equityholder without the prior written consent of Buyer, and any purported assignment without such consent shall be void. Notwithstanding the foregoing, Buyer may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to (i) one or more of its Affiliates at any time and (ii) after the Closing, to any Person; provided that no such transfer or assignment shall relieve Buyer of its obligations hereunder. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

(h)No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Buyer any direct or indirect ownership or incidence of ownership of or with respect to the Subject Shares.

(i)Enforcement. Unless otherwise explicitly provided in this Agreement, any action, claim, suit or proceeding relating to this Agreement or the enforcement of any provision of this Agreement shall be brought or otherwise commenced in the Delaware Chancery Court or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court. Each party hereto irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 6(b) shall be deemed effective service of process on such party

(j)Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT OR ANY RELATED AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY RELATED AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

(k)Severability. In the event that any provision of this Agreement or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the greatest extent possible, the economic, business and other purposes of such void or unenforceable provision.

(l)Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

(m)Public Disclosure. Except as contemplated by the Purchase and Sale Agreement, no public disclosure (whether or not in response to an inquiry) of the subject matter of this Agreement or the Purchase and Sale Agreement shall be made by any Equityholder, nor shall any Equityholder permit any of its Representatives to make any such disclosure, unless approved by Buyer prior to release.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, each party has duly executed this Agreement, all as of the date first written above.

UCP, LLC

By: /Dustin L. Bogue	Name: Dustin L Bogue
Title: Chief Executive Officer President

CITIZENS HOMES, INC.

By: /Scott Thorson	Name: Scott Thorson
Title: President

EXHIBIT C

ASSIGNMENT AND ASSUMPTION AGREEMENT

ASSIGNMENT AND ASSUMPTION AGREEMENT, dated as of
     , 2014, between Citizens Homes, Inc., a Delaware corporation (“Seller”) and Citizens Homes Investments, LLC, a Delaware limited liability company (“CHI”), on the one hand, and UCP, LLC, a Delaware limited liability company (“Buyer”), on the other.

W I T N E S S E T H :

WHEREAS, Buyer and Seller have concurrently herewith consummated the purchase by Buyer of the Purchased Assets pursuant to the terms and conditions of the Purchase and Sale Agreement dated March 25, 2014 between Buyer and Seller, (the “Purchase Agreement”); and

WHEREAS, pursuant to the Purchase Agreement, Buyer has agreed to assume certain liabilities and obligations of Seller and Seller’s Subsidiaries with respect to the Purchased Assets and the Business;

NOW, THEREFORE, in consideration of the sale of the Purchased Assets and in accordance with the terms of the Purchase Agreement, Buyer, on the one hand, and Seller and CHI, on the other, agree as follows:

1.(a) Each of Seller and CHI does hereby sell, transfer, assign and deliver to Buyer all of the right, title and interest of Seller and CHI in, to and under the applicable Purchased Assets; provided that no sale, transfer, assignment or delivery shall be made of any or any material portion of any of the Contracts or Permits if an attempted sale, assignment, transfer or delivery, without the consent of a third party, would constitute a breach or other contravention thereof or in any way adversely affect the rights of Buyer, on the one hand, and Seller and CHI, on the other, thereunder.

(b)    Buyer does hereby accept all the right, title and interest of Seller and CHI in, to and under all of the Purchased Assets (except as aforesaid) and Buyer agrees to perform all of the obligations of Seller and CHI to be performed under the Contracts except to the extent liabilities thereunder constitute Excluded Liabilities.

2.Capitalized terms not otherwise defined herein shall have the meanings set forth in the Purchase Agreement.

3.This Agreement shall be governed by and construed in accordance with the law of the State of Delaware, without regard to the conflicts of law rules of such state.

4.This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

CITIZENS HOMES, INC.

By:	Name: Scott Thorson
Title:    President

CITIZENS HOMES INVESTMENTS, LLC

By:	Name:
Title:

UCP, LLC

By:	Name: Dustin Bogue
Title:    Chief Executive Officer

#85510512v4
#85510512v4

EXHIBIT D

ASSIGNMENT OF COPYRIGHTS

THIS ASSIGNMENT OF COPYRIGHTS (this “Assignment”) is made this [•] day of [•], 2014 by and between Citizens Homes, Inc., a Delaware corporation (“Assignor”), and UCP, LLC, a Delaware limited liability company (“Assignee”; each of Assignor and Assignee, a “Party”, and collectively, the “Parties”).

W I T N E S S E T H :

WHEREAS, Assignor and Assignee are parties to that certain Purchase and Sale Agreement, dated as of March 25, 2014 (the “Purchase Agreement”), pursuant to which, among other things, Assignor agreed to assign to Assignee all right, title and interest in and to the copyrights and copyright applications set forth on Schedule A (collectively, the “Copyrights”); and

WHEREAS, Assignor desires to transfer all right title and interest in and to the Copyrights to Assignee and Assignee desires to acquire all such right, title and interest in and to such Copyrights.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and as more fully set forth in the Purchase Agreement and subject to the terms and conditions therein, Assignor and Assignee intending to be legally bound, agree as follows:

1.Assignor does hereby sell, assign, transfer, convey and deliver unto Assignee its entire right, title and interest of every kind in and to the Copyrights and copyrights in all countries of the world based thereon or corresponding thereto including any and all rights to file applications and receive copyrights in all countries of the world, the same to be held and enjoyed by the Assignee to the full end of the term for which said copyrights may be granted, as fully and entirely as the same would have been held and enjoyed by Assignor had this Assignment not been made; and Assignor hereby agrees to sign all necessary papers and do all lawful acts reasonably requisite in connection with the prosecution, assignment, enforcement and disclaimer of each and every copyright application based upon the Copyrights, without further compensation, but at the expense of the Assignee or its successors and assigns, and Assignor assigns to Assignee all rights to sue for infringement, including past infringement if any, of any Copyright or copyright based upon or corresponding to the Copyrights.

2.Assignor hereby authorizes and requests the officials of all countries in which the Copyrights are now or in the future will be issued to issue to Assignee all of Assignor’s right, title and interest in and to the same for the sole use and enjoyment of Assignee, its successors and assigns.

3.Any provision of this Assignment may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Assignment, or in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

4.This Assignment shall be governed by and construed in accordance with the law of the State of Delaware, without regard to the conflicts of law rules of such state.

5.This Assignment may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Assignment shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Assignment shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). No provision of this Assignment is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any person other than the parties hereto and their respective successors and assigns.

6.EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS ASSIGNMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have caused this Assignment to be to be duly executed by their respective authorized officers as of the day and year first above written.

CITIZENS HOMES, INC.

By:	Name: Scott Thorson
Title:    President

UCP, LLC

By:	Name:
Title:

SCHEDULE A

Copyright    Registration No.    Registration Date

#85450695v46

EXHIBIT E

ASSIGNMENT OF DOMAIN NAMES

THIS ASSIGNMENT OF DOMAIN NAMES (this “Assignment”) is made this [•] day of [•], 2014 by and between Citizens Homes, Inc., a Delaware corporation (“Assignor”), and UCP, LLC, a Delaware limited liability company (“Assignee”; each of Assignor and Assignee, a “Party”, and collectively, the “Parties”).

W I T N E S S E T H :

WHEREAS, Assignor and Assignee are parties to that certain Purchase and Sale Agreement, dated as of March 25, 2014 (the “Purchase Agreement”), pursuant to which, among other things, Assignor agreed to assign to Assignee all right, title and interest in and to the domain names set forth on Schedule A (collectively, the “Domains”); and

WHEREAS, Assignor desires to transfer all right title and interest in and to the Domains to Assignee and Assignee desires to acquire all such right, title and interest in and to such Domains.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and as more fully set forth in the Purchase Agreement and subject to the terms and conditions therein, Assignor and Assignee intending to be legally bound, agree as follows:

1.Assignor does hereby sell, assign, transfer, convey and deliver unto Assignee its entire right, title and interest of every kind in and to the Domains, including all rights to sue or recover and retain damages and costs and attorneys’ fees for past, present and future infringement or cybersquatting of the Domains and to fully and entirely stand in the place of the Assignor in all matters relating to the Domains.

2.This Assignment has been executed and delivered by the Assignor for the purpose of recording the assignment herein with the appropriate entity. At Assignee’s sole cost and expense, Assignor shall execute and deliver such other documents and take all other commercially reasonable actions which Assignee, its successors and/or assigns, may reasonably request to effect the terms of this Assignment, including its recordation with any relevant domain registrars. Assignor shall take the steps reasonably required by each registrar for the Domains to effect the recordation of the transfer and transfer of the Domains’ registrations to Assignee (including delivering to Assignee all necessary Auth-Info codes or other required passwords necessary to unlock the Domains), at Assignee's sole cost and expense.

3.Any provision of this Assignment may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Assignment, or in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

4.This Assignment shall be governed by and construed in accordance with the law of the State of Delaware, without regard to the conflicts of law rules of such state.

5.This Assignment may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Assignment shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Assignment shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). No provision of this Assignment is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any person other than the parties hereto and their respective successors and assigns.

6.EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS ASSIGNMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have caused this Assignment to be to be duly executed by their respective authorized officers as of the day and year first above written.

CITIZENS HOMES, INC.

By:	Name: Scott Thorson
Title:    President

UCP, LLC

By:	Name:
Title:

SCHEDULE A

[Insert list of domain names to be transferred]

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EXHIBIT F

FORM OF WARRANTY SERVICES AGREEMENT

THIS WARRANTY SERVICES AGREEMENT (the “Agreement”) is made and entered into as of    , 2014 (the “Effective Date”), by and between UCP, LLC, a Delaware limited liability company (“Buyer”), and Citizens Homes, Inc., a Delaware corporation (“Seller”).

RECITALS

A.Buyer and Seller entered into that certain Purchase and Sale Agreement dated March 25, 2014 (the “Purchase Agreement”). Except as otherwise defined herein, all capitalized terms shall have the meaning set forth in the Purchase Agreement.

B.Pursuant to Section 6.07 of the Purchase Agreement, Buyer and Seller agreed to enter into an agreement for Buyer or an affiliate of Buyer to provide repair services to purchasers of homes from Seller prior to the Effective Date that Seller is obligated to deliver pursuant to (i) the terms of the warranty provisions of any sales agreements or (ii) any obligation imposed by Applicable Law, including but not limited to any legal duty of workmanlike construction using ordinary care (collectively, “Warranty Obligations”).

NOW THEREFORE, for and in consideration of the mutual covenants and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

AGREEMENT

1.Warranty Obligations. (a) Buyer shall deliver, or cause to be delivered by one of its Affiliates or other third party subcontractors, the repair services that Seller is obligated to deliver pursuant to the Warranty Obligations (the “Warranty Services”). Buyer shall use its commercially reasonable efforts to (i) deliver the Warranty Services in a prompt, diligent and efficient manner that does not result in undue expense, (ii) deliver the Warranty Services in such manner that is consistent with Buyer’s warranty programs (which programs, for the avoidance of doubt, may be amended or modified by Buyer in its sole discretion), (iii) commence the Warranty Services within the time periods, if any, required by Applicable Law, and (iv) diligently pursue the Warranty Services to completion unless prevented by matters beyond Buyer’s reasonable control. Seller shall promptly notify Buyer of any claim it receives with respect to Warranty Obligations. Each party acknowledges and agrees that Buyer’s obligation to provide Warranty Services shall be limited to the extent to which (i) Seller’s failure to perform its obligations under this Agreement adversely impacts Buyer’s ability to provide Warranty Services or (ii) third party resources necessary for Buyer to provide Warranty Services become unavailable through no fault of Buyer and such unavailability adversely impacts Buyer’s ability to provide such Warranty Services. Notwithstanding the foregoing or anything else in this Agreement, if Buyer or Seller tenders defense of the warranty claim to which a Warranty Obligation relates to the insurance carrier under any Insurance Policy, the parties shall cooperate with such insurance carrier as required by the terms of such policy.

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(b)    The written approval of Scott Thorson shall be necessary prior to Buyer’s commencement of any Warranty Services that exceed, or are anticipated to exceed, $5,000 of “Repair Costs” (as defined below) per “Home” (as defined in the Purchase Agreement).

2.Repair Obligation Costs.    The direct cost (including proportionate share of overhead and wages and salaries of employees of Buyer) of all Warranty Services in excess of (and only to the extent exceeding) $250 per Home (collectively, the “Repair Costs”), will be reimbursed by Seller to Buyer, and paid as follows:

2.1.    Warranty Reserve.    Seller has placed in reserve an amount equal to
$200,000 (the “Warranty Reserve”). Buyer shall deduct the amount of the Warranty Reserve from the Purchase Price under the Purchase Agreement and hold such amount (together with any interest thereon) in the Warranty Account until the funds therein are exhausted or finally released in accordance with Section 2.3 hereof. Buyer shall deduct any Repair Costs that Buyer incurs in connection with the Warranty Services from time to time; provided, however, that in the event a claim related to any Warranty Obligation is tendered by Buyer or Seller under any Insurance Policy, any award or recovery from the insurer with respect to such claim shall be used to replenish the Warranty Reserve for any amounts that were withdrawn from the Warranty Reserve in connection with such claim. Buyer will provide to Seller, on a quarterly basis, an accounting of funds deducted from the Warranty Reserve, together with (a) a description of the Warranty Services delivered and Repair Costs incurred for each home, and (b) any amount replenished by insurance awards or recoveries under Insurance Policies.

2.2.    Remaining Costs. Once the funds in the Warranty Account are exhausted or finally distributed to Seller in accordance with Section 2.3 hereof, Seller will be responsible for direct payment of all remaining Repair Costs. Buyer shall have the right, in its sole discretion, to either (i) pay any subcontractors, material suppliers or vendors directly for Warranty Services and obtain reimbursement from Seller, or (ii) submit any invoices from subcontractors, material suppliers or vendors directly to Seller, for timely payment by Seller. Within thirty (30) days after receipt of a request for reimbursement from Buyer, accompanied by reasonable documentation of the associated Warranty Services and Repair Costs, Seller will reimburse Buyer for such Repair Costs.

2.3.    Release of Warranty Reserve.    On the date which is the one (1) year anniversary of the date hereof, Buyer shall release from the Warranty Account an amount equal to $100,000 less the amount of the Warranty Reserve paid to Buyer by Seller pursuant to Section
2.1 above prior thereto (and less any amount which Buyer estimates in its reasonable and good faith judgment may become payable with respect to then outstanding claims related to Warranty Obligations, which shall remain in the Warranty Account until such claims are finally satisfied, at which point Buyer shall release any remaining funds). On the date which is the two (2) year anniversary of the date hereof, Buyer shall release from the Warranty Account any funds in such account then remaining (less any amount which Buyer estimates in its reasonable and good faith judgment may become payable with respect to then outstanding claims related to Warranty Obligations, which shall remain in the Warranty Account until such claims are finally satisfied and subject to the further terms of this Section 2.3). Buyer shall deliver such released funds to Seller in cash to an account designated by Seller in writing. For the avoidance of doubt, Seller shall be responsible for the payment of any incremental investment banking or other incentive-

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based fees that become payable by Seller as a result of such release pursuant to arrangements entered into by Seller.

3.Limitation of Liability. Neither Buyer nor any Affiliate or other third party subcontractors delivering Warranty Services hereunder, nor any of their respective directors, officers, employees, contractors or representatives, shall be liable to Seller for any error, default or delay in the performance of the Warranty Services or any of Buyer’s other obligations under this Agreement unless, and only to the extent that, such error, default or delay arises, results from or constitutes Buyer’s gross negligence or willful misconduct, and excluding any act, errors or omissions by such party taken at the specific direction of the other party; provided, however, that in no case shall Buyer nor any Affiliate or other third party subcontractors be liable for incidental, consequential, special, exemplary, or punitive damages.

4.Seller Indemnity. Seller hereby agrees to indemnify, defend and hold harmless Buyer, its Affiliates and their respective successors and assignees (the “Buyer Indemnified Parties”) against and agrees to hold each of them harmless from any and all costs, damage, loss, liability and expense (including reasonable expenses of investigation and reasonable attorneys’ fees and expenses in connection with any claim, action, suit or proceeding whether involving a third-party claim or a claim solely between the parties hereto and any incidental, indirect or consequential damages, losses, liabilities or expenses, and any lost profits or diminution in value) (“Damages”) incurred or suffered by the Buyer Indemnified Parties arising out of the Warranty Obligations, to the extent the Repair Costs exceed the Warranty Reserve, with the exception of any Damages caused by Buyer’s gross negligence or willful misconduct of Buyer in performing or failing to perform any Warranty Services. Seller’s indemnity and agreement to defend and hold Buyer harmless shall survive the expiration or other termination of this Agreement.

5.Seller Representations and Covenants.    Seller hereby makes the following representations, warranties and covenants:

5.1.    No Other Warranty. Seller represents that it has not granted, and will not grant or offer, any additional express warranties or repair rights to any homeowners, other than as have previously been disclosed to Buyer and described on Exhibit A.

5.2.    Insurance. Seller shall take all steps required to maintain coverage under any Insurance Policies related to the Warranty Obligations for at least two (2) years following the date hereof. Seller shall use its reasonable best efforts to provide that Buyer and (and any Affiliate requested by Buyer) is named as an additional insured with respect to each of the Insurance Policies.

6.Binding on Successors.    The terms and conditions herein contained shall be binding upon and inure to the benefit of the successors and assigns of the parties hereto.

7.Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

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if to Buyer, to:

UCP, LLC
99 Almaden Boulevard, Suite 400 San Jose, California 95113
Attention: Dustin Bogue, Chief Executive Officer Facsimile No.: (408) 380-7983

with a copy to:

UCP, LLC
548 W. Cromwell, Suite 104
Fresno, California 93711 Attention: W. Allen Bennett, Esq.
Facsimile No.: (559) 439-4477 with a copy to:
Davis Polk & Wardwell LLP 1600 El Camino Real
Menlo Park, California 94025 Attention: Alan Denenberg Facsimile No.: (650) 752-3604

if to Seller, to:

Citizens Homes, Inc. 11811 Eversfield Lane
Charlotte, North Carolina 28269 Attention: Scott Thorson, President Facsimile No.:

with a copy to:

Fox Rothschild LLP
747 Constitution Drive, Suite 100
P.O. Box 673
Exton, Pennsylvania 19341
Attention: Michael S. Harrington, Esq.
Facsimile No.: (610) 458-7337

or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

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8.Applicable Law. This Agreement shall be construed in accordance with the laws of the State of Delaware.

9.Partial Invalidity.    If any provision of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, the remainder of the Agreement shall continue in full force and effect and shall in no way be impaired or invalidated, and the parties agree to substitute for the invalid or unenforceable provision a valid and enforceable provision that most closely approximates the intent and economic effect of the invalid or unenforceable provision.

10.Definitions.    Any capitalized term used but not defined herein shall have the meaning assigned to such term in the Purchase Agreement.

11.Entire Agreement.    All exhibits referred to herein are attached hereto and incorporated herein by this reference. This Agreement together with the Purchase Agreement contains the entire agreement and understanding of the parties with respect to the subject matter hereof and cannot be amended or modified except by a written agreement, executed by each of the parties hereto.

12.Counterparts. This Agreement may be executed in one or more counterparts, each of which shall, for all purposes, be deemed an original and all such counterparts, taken together, shall constitute one and the same instrument.

[signature page follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

UCP, LLC, a Delaware limited liability company

By: _      Name:          Title:

Citizens Homes Inc., a Delaware corporation

By: _      Name:          Title:

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Exhibit A

Express Warranties and Repair Rights Of Seller

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